UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ◻

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

SmartFinancial, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒No fee required.

☐Fee paid previously with preliminary materials.

☐Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

5401 Kingston Pike, Suite 600
Knoxville, Tennessee 37919

April 8, 2025

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders (the “Annual Meeting”) of SmartFinancial, Inc. (the “Company”), which will be held at the SmartBank executive office, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, on Thursday, May 22, 2025, at 2:30 p.m., Eastern Daylight Time.

At the Annual Meeting, you will be asked to vote on proposals to: (i) elect as directors the 10 nominees named in the accompanying proxy materials; (ii) ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2025; (iii) approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in the accompanying proxy materials;  (iv) approve SmartFinancial’s  Omnibus Incentive Plan; and (v) consider other matters as may properly come before the Annual Meeting or any adjournment of the meeting.

Pursuant to the Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about April 8, 2025, a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners as of the close of business on March 25, 2025, the record date for the Annual Meeting. On the date of mailing of the Notice, all shareholders and beneficial owners will have the ability to access all of the proxy materials on our website at www.smartfinancialinc.com.

The Notice will also identify (i) the date, time, and location of the Annual Meeting; (ii) the proposals to be acted upon at the Annual Meeting and the recommendation of our Board of Directors with regard to each proposal; (iii) a toll-free telephone number, an email address, and a website where shareholders can request a paper or e-mail copy of the proxy statement and a form of proxy relating to the Annual Meeting; (iv) information about how to access and vote using the form of proxy; and (v) information about how to obtain directions to attend the Annual Meeting and vote in person. These proxy materials will be available free of charge.

Your vote is important. We encourage you to access and read the proxy materials. If you attend the Annual Meeting, you may vote in person even if you previously voted by proxy. Whether you expect to be present at the Annual Meeting, please vote and submit your proxy as soon as possible as the accompanying proxy materials instruct. Promptly voting will help ensure that the greatest number of shareholders of the Company are present whether in person or by proxy.

Thank you for your interest and support.

Sincerely,

William Y. (“Billy”) Carroll, Jr. President and Chief Executive Officer	Wesley M. (“Miller”) Welborn Chairman

Important Notice Regarding the Availability of Proxy Materials

In accordance with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the proxy materials to each shareholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, to our shareholders over the Internet. If you want to receive a paper or e-mail copy of these documents or documents for all future shareholder meetings, you must request one. There is no charge to you for requesting a copy. Please make your request by contacting Frank Hughes by telephone at (423) 385-3009 or email at frank.hughes@smartbank.com on or before May 8, 2025, to facilitate timely delivery. You will not otherwise receive a paper or e-mail copy of these documents.

Most shareholders will not receive printed copies of the proxy materials unless requested. Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online. We have chosen electronic access to our proxy materials to save us the cost of producing and mailing these documents. We believe this expedites shareholder receipt of proxy materials, lowers the costs incurred by us and conserves natural resources.

We have mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to you, which will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions in the Notice for requesting such materials.

The Notice will be available to shareholders on or about April 8, 2025.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

NOTICE OF 2025
ANNUAL MEETING OF SHAREHOLDERS

2:30 p.m., Eastern Time	5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919
Date and Time May 22, 2025 2:30 p.m., Eastern Time	Place SmartBank Executive Office 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919

Purpose

The purposes of the Annual Meeting are:

(i)
To elect as directors the 10 nominees named in these proxy materials (“Proposal Number One”);
(ii)
To ratify the appointment of Forvis Mazars, LLP as the company’s independent registered public accountants for our fiscal year ending December 31, 2025 (“Proposal Number Two”);
(iii)
To approve, on a non-binding advisory basis, the compensation of SmartFinancial’s named executive officers as listed in these proxy materials (“Proposal Number Three”);
(iv)
To approve SmartFinancial’s Omnibus Incentive Plan (“Proposal Number Four”); and
(v)
To transact any other business as may properly come before the Annual Meeting or any adjournment of the meeting.

Who Can Vote

The Board set March 25, 2025, as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting.

How Can You Vote

You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card, voting instruction form or notice of internet availability of proxy materials. If you received your proxy materials by mail, you may vote by completing and submitting a proxy card or voting instruction form. You may also vote at the Annual Meeting.

Who Can Attend

All shareholders are invited to attend the Annual Meeting.

By Order of the Board of Directors,

William Y. (“Billy”) Carroll, Jr.
President and Chief Executive Officer

.www.smartfinancialinc.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 22, 2025

Our Proxy Statement for the 2025 Annual Meeting of Shareholders and our Annual Report to Shareholders for the year ended December 31, 2024 are available at .www.smartfinancialinc.com.

PROXY STATEMENT SUMMARY

To assist you in reviewing our proxy statement, we have summarized several key topics below, including information about the Annual Meeting, the proposals to be voted upon, our current board composition, corporate governance highlights and 2024 business highlights. As summaries, these sections do not contain all the information you should consider before voting. For more complete information, you should review the rest of our proxy statement as well as our Annual Report to Shareholders for the year ended December 31, 2024. We are distributing this proxy statement on or about April 8, 2025.

Annual Meeting Shareholders—General Information

WHEN May 22, 2025 2:30 p.m., Eastern	PLACE SmartBank Executive Office 5401 Kingston Pike, Suite 600 Knoxville, Tennessee 37919
RECORD DATE Tuesday, March 25, 2025	

(Nominee Bios)
Proposals	Board Recommendation	Page Reference

To elect as directors the 10 nominees named in the proxy statement and recommended by the Board of Directors to serve for a one-year term expiring at the 2026 annual meeting of shareholders and until their successors are elected and qualified.

	FOR all Director Nominees	Page 8 (Proposal 1) Page 9 (Nominee Bios)
To ratify the appointment of Forvis Mazars, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.	FOR	Page 48 (Proposal 2)

To approve, on a non-binding advisory basis, the Company’s executive compensation.	FOR	Page 31 (Executive Compensation) Page 36 (Summary Compensation Table) Page 49 (Proposal 3)
To approve SmartFinancial’s Omnibus Incentive Plan	FOR	Page 56 (Proposal 4)

Information about the directors

The following table shows, as of March 25, 2025, for each nominee to the Board of Directors: (1) his or her name; (2) his or her age; (3) his or her position(s) with SmartFinancial or SmartBank, other than as a director, if any; and (4) how long he or she has been a director of SmartFinancial, SmartFinancial’s predecessor entity, SmartFinancial, Inc. (“Legacy SmartFinancial”) and/or SmartBank.

Nominee	Age	Position(s) with SmartFinancial or SmartBank (other than as Director)	Director Since
Cathy G. Ackermann	75	N/A	2022
Victor L. Barrett	72	N/A	2007
William (“Billy”) Y. Carroll, Jr.	56	President & CEO of SmartFinancial and President & CEO of SmartBank	2007
William (“Bill”) Y. Carroll, Sr.	85	Vice Chairman of SmartFinancial and SmartBank	2007
David A. Ogle	67	N/A	2007
Kelli D. Shomaker	62	N/A	2025
Steven B. Tucker	72	N/A	2017
Wesley M. (“Miller”) Welborn	66	Chairman of SmartFinancial, Inc. and SmartBank	2009
Keith E. Whaley, O.D.	54	N/A	2007
Geoffrey A. Wolpert	69	N/A	2007

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. We encourage you to read it carefully. We are distributing this proxy statement on or about April 8, 2025. In this proxy statement, the terms “we,” “our,” “ours,” “us,” “SmartFinancial”, “SMBK” and the “Company” refer to SmartFinancial, Inc. The term “SmartBank” refers to our wholly owned bank subsidiary, which is a Tennessee banking corporation. The terms “Board” and “Board of Directors” refer to the Board of Directors of SmartFinancial.

We do not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. This proxy statement is dated April 8, 2025, and is being mailed or otherwise made available to the shareholders of SmartFinancial on or about April 8, 2025, along with the form of proxy.

Voting information

Record Date and Shareholders Entitled to Vote

The Board set March 25, 2025, as the record date for the Annual Meeting. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting or any postponements or adjournments thereof. Each share of our common stock is entitled to one vote. Shareholders do not have cumulative voting rights.

Outstanding Shares and Quorum

There were 17,017,547 shares of common stock outstanding on the record date (inclusive of 239,010 unvested shares of restricted stock having voting rights).

The presence of holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum. In order to have a meeting of shareholders, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of issued and outstanding common stock are represented at the Annual Meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

Procedures for Voting by Proxy

Shareholders of Record; Shares Registered Directly in Your Name. Shareholders of record may vote their shares in person during the Annual Meeting or submit a proxy to cause their shares to be represented and voted at the Annual Meeting. Shareholders of record may grant a proxy with respect to their shares by one of four ways: PLEASE CHOOSE ONLY ONE OF THE FOLLOWING:

●	By internet. The website for voting is www.proxyvote.com. In order to vote via the internet, you need the control number on your Notice or proxy card. Each stockholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. The internet voting system is available 24 hours a day, seven days a week, until 11:59 P.M. Eastern Daylight Time on Wednesday, May 21, 2025. Once you are logged on to the internet voting system, you can record your voting instructions. If you use the internet voting system, you do not need to return your proxy card.
●	By telephone. If you are a registered holder, you may vote via telephone by calling 1-800-690-6903. The telephone voting system is available 24 hours a day, seven days a week, until 11:59 P.M. Eastern Daylight Time on Wednesday, May 21, 2025. In order to vote by telephone, you need the control number on your notice or proxy card. Each shareholder has a unique control number so we can ensure all voting instructions are genuine and prevent duplicate voting. Once you are logged on the telephone voting system, a series of prompts will tell you how to record your voting instructions. If you use the telephone voting system, you do not need to return your proxy card.

●	By mail. If you received a paper copy of the proxy materials in the mail, you may vote your shares by signing and dating your proxy card and returning it in the envelope provided. If you mail your proxy card, Broadridge must receive it by Monday, May 19, 2025.
●	In person. You may attend the Annual Meeting and provide your voting instructions to the Inspectors of Election. However, you can vote by any of the methods above prior to the meeting and still attend the Annual Meeting. In all cases, a vote at the Annual Meeting will revoke any prior votes. Please note that if your shares are held through a broker or in “street name”, then you are not the shareholder of record and you must obtain a legal proxy from your broker or other nominee to vote at the Annual Meeting.

If you are a shareholder of record and you return a signed and dated proxy card without marking any voting selections, your shares will be voted (1) “FOR” the election to the Board of Directors the 10 nominees listed below under “Proposal Number 1: Election of Directors,” (2) “FOR” the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2025, “Proposal Number 2: Ratification of Independent Registered Public Accounting Firm”, (3) “FOR” approving the compensation of the named executive officers, detailed below under “Compensation of Directors and Named Executive Officers.” “Proposal Number 3: Advisory Vote on the Compensation of SmartFinancial’s Named Executive Officers”, and (4) “FOR” approval of SmartFinancial’s Omnibus Incentive Plan, “Proposal Number 4: Omnibus Incentive Plan”. If any director nominee becomes unavailable for election for any reason prior to the vote at the Annual Meeting, the Board may reduce the number of directors to be elected or substitute another person as a nominee, in which case your proxy (one of the individuals named on your proxy card) will vote for the substitute nominee. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares as recommended by the Board or, if no recommendation is given, will vote your shares using his or her discretion.

The proxy solicited hereby, if properly voted and not revoked prior to its use, will be voted in accordance with the directions contained therein. Votes will be counted the day of the Annual Meeting by the inspector of election appointed by the Company for the Annual Meeting. The Board has appointed William (“Billy”) Y. Carroll, Jr. and Wesley M. (“Miller”) Welborn as your proxies, each with power of substitution, at the Annual Meeting. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy on such matters in accordance with their judgment.

Broker non-votes

Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you hold our shares in “street name” through a bank, broker, or other nominee, you are considered to be the beneficial owner of those shares held in street name, and your bank, broker, or other nominee, who is considered the shareholder of record with respect to those shares, is forwarding these materials to you. As the beneficial owner of shares held in street name, you have the right to direct your bank, broker, or other nominee how to vote. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.

Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while all other proposals in this proxy statement (including the election of directors and “say-on-pay” vote) are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm, but such shares will not be voted with respect to the election of directors or the “say-on-pay” vote.

Proxy Revocation and Changing My Vote

You may revoke or change your proxy and change your vote at any time before the polls close at the Annual Meeting. If you are the record holder of the shares, you may do this by (a) signing and delivering another proxy with a later date, (b) by voting in person at the Annual Meeting, (c) filing a written notice of revocation with our Investor Relations at our principal executive offices, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or (d) by voting again over the Internet or by telephone prior to 11:59 p.m. Eastern Daylight Time on May 21, 2025. Please note that attending the Annual Meeting in person will not automatically change or revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held by your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee.

Solicitation of Proxies

The Board is soliciting proxies for the purposes set forth in the Notice. Solicitations of proxies may be made in person or by mail, telephone, or other means. We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our directors, officers, and associates may assist in soliciting proxies but will not receive additional compensation for doing so.

Voting Results

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the SEC within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Householding

We are permitted to send a single Notice and any other proxy materials we choose to mail to shareholders who share the same last name and address.  This procedure is called “householding” and is intended to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, or if you would like to request householding and are currently receiving multiple copies, please contact Investor Relations at the following address: 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or by e-mail at frank.hughes@smartbank.com. If you hold your shares through a bank, broker or trustee or other nominee and would like to receive additional copies of the Notice and any other proxy materials, or if multiple copies of the Notice or other proxy materials are being delivered to your address and you would like to request householding, please contact your nominee.

Other Matters

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy should contact Investor Relations of the Company at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or by e-mail at frank.hughes@smartbank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 25, 2025, for (i) each director and nominee for director, (ii) the Company’s named executive officers, and (iii) all Company directors and named executive officers as a group.

	Number of		Total
	Shares of		Number of	Percentage of
	Common		Shares of	Class of
	Stock		Common	Shares Beneficially
	Directly or		Stock	Owned as of
	Indirectly	Right to	Beneficially	March 25,
Directors and Named Executive Officers(1)	Owned	Acquire	Owned	2025(2)
Cathy G. Ackermann	16,023	—	16,023	*
Victor L. Barrett	157,042	—	157,042	*
Cynthia A. Cain	10,517	—	10,517	*
William (“Billy”) Carroll, Jr.(3)	168,117	—	168,117	*
William (“Bill”) Carroll, Sr.	31,008	—	31,008	*
Ronald J. Gorczynski	21,631	—	21,631	*
Rhett D. Jordan	10,353	—	10,353	*
Ted C. Miller	142,772	—	142,772	*
David A. Ogle	236,149	—	236,149	1.39%
Kelli D. Shomaker(4)	—	—	—	—
Steve B. Tucker	60,539	—	60,539	*
Wesley M. (“Miller”) Welborn	144,164	—	144,164	*
Keith E. Whaley, O.D.	86,561	—	86,561	*
Geoffrey A. Wolpert	211,908	—	211,908	1.25%
All directors and executive officers as a group (14 persons)	1,296,784	—	1,296,784	7.62%

*	Less than 1%
(1)	Each person is the record owner of and has voting and investment power with respect to his or her shares. The address for each person listed is c/o SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.
(2)	The calculations are based on 17,017,547 shares of SmartFinancial, Inc. common stock outstanding on March 25, 2025, inclusive of 239,010 unvested shares of restricted stock.
(3)	As of March 25, 2025, Mr. Carroll, Jr. has pledged 15,750 shares of SmartFinancial, Inc. common stock that he beneficially owns to secure lines of credit or other indebtedness.
(4)	Kelli D. Shomaker was appointed to the Board on March 27,2025, to replace John M. Presley, who resigned from Board on January 1, 2025.

PRINCIPAL OWNERS OF COMMON SHARES

Listed below are the only individuals and entities known by the Company to beneficially own more than 5% of the outstanding common shares of the Company as of March 25, 2025 (assuming their holdings have not changed from such other date as may be shown below):

	Common Shares	Percentage of
Name	Beneficially Owned	Outstanding Shares
BlackRock, Inc. (1)	1,413,051	8.3%
Kenneth R. Lehman (2)	1,285,826	7.6%

(1)	Based solely on BlackRock, Inc.’s statement on Schedule 13G/A of beneficial ownership as of December 31, 2023, which was filed on January 25, 2024, with the SEC. The address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(2)	Based solely on Kenneth L. Lehman statement on Schedule 13G of beneficial ownership as of December 31, 2023, which was filed on February 12, 2024, with the SEC. The address of Kenneth Lehman is 122 N. Gordan Rd., Ft. Lauderdale, Florida 33301.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees and vote required to elect nominees

The Board of Directors currently has 10 members with all serving one-year terms. The Nominating Committee of the Board of Directors has proposed the following 10 individuals to serve as directors until the 2026 annual meeting of shareholders, each of whom is currently a member of the Board of Directors. Kelli D. Shomaker was appointed to the Board on March 27, 2025, to replace John M. Presley, who resigned from the Board on January 1, 2025.  Ted C. Miller, who currently serves as director, will not be standing for re-election.

Cathy G. Ackermann

Victor L. Barrett

William (“Billy”) Y. Carroll, Jr.

William (“Bill”) Y. Carroll, Sr.

David A. Ogle

Kelli D. Shomaker

Steven B. Tucker

Wesley M. (“Miller”) Welborn

Keith E. Whaley, O.D.

Geoffrey A. Wolpert

The Board of Directors recommends that you elect the above 10 director nominees. There are no arrangements or understandings between any of the directors and any other person pursuant to which he or she was selected as a director. No current director has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers except as described in this proxy statement.

If a quorum is present, the directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of votes will be elected directors. Abstentions, broker non-votes, and the failure to return a signed proxy will have no effect on the outcome of the vote on this matter. If you submit a proxy but do not specify how you would like it to be voted, Mr. Carroll, Jr. and Mr. Welborn will vote your proxy to elect the 10 director nominees. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Carroll, Jr. and Mr. Welborn will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in your proxy.

This Proposal Number One gives you as a shareholder the opportunity to vote for the above listed directors through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. elect the following persons as directors of SmartFinancial, Inc. for a term ending at the annual meeting of shareholders of SmartFinancial, Inc. to be held in the year 2026, and until their successors are duly elected and qualified: Cathy G. Ackermann, Victor L. Barrett, William (“Billy”) Y. Carroll, Jr., William (“Bill”) Y. Carroll, Sr., David A. Ogle, Kelli D. Shomaker, Steven B. Tucker, Wesley M. (“Miller”) Welborn, Keith E. Whaley, O.D., and Geoffrey A. Wolpert.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

Set forth below for each director nominee is a discussion of his or her principal occupation and business experience for the past five years. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.

Cathy E. Ackermann
Independent Director Age: 75 Director Since: 2022

President and Chief Executive Officer of Ackermann Marketing & PR, a full-service marketing communications firm based in Knoxville, Tennessee with client service offices in Dallas, Texas and Washington, DC, ranked among the Top 100 public relations firms in the country. She is a nationally published author on the topic of integrated marketing and communications and on how to grow a successful professional services firm.

Leadership: Ms. Ackermann has extensive knowledge of business growth, strategies and marketing. She brings experience in business acuity with her lengthy marketing and PR career. She has been the recipient of numerous awards and accolades for her leadership roles.

Industry & Finance: Ms. Ackermann has been at the helm of Ackermann PR for over 40 years. She founded the firm in 1982 after serving as Director of Corporate Marketing and Promotions for the 1982 World’s Fair. She was responsible for generating millions in revenue and worked primarily with Fortune 500 companies. Her firm has become one of the top mid-sized, independent PR firms in the South. In its first five years, the company grew over 650 percent, placing Ackermann PR on Inc. magazine’s list of fastest-growing companies in the country, and the firm has continued its track record of growth and impressive client acquisitions.

Civic Involvement: Ms. Ackermann is very involved in community organizations as a volunteer and serves on multiple boards of directors, including East Tennessee Children’s Hospital, UT Development Council, UT College of Communications Board of Visitors and Great Smoky Mountains Institute at Tremont, among others. She is a recent past member of the board of directors of the U.S. Council for PR Firms in New York and is a founding member of the Croft Society, a group of 20 of the top regional PR firms in the country. Past community board involvements include numerous organizations.

Victor L. Barrett
Independent Director Age: 72 Director Since: 2007

Co-founder and current partner of The Track Recreation Center, a family entertainment center business with locations in Pigeon Forge, Tennessee; Destin, Florida; and Gulf Shores, Alabama. Prior to 1984, he worked with various oil-related companies in accounting and finance positions in Houston, Texas.

Leadership: Through his experience in the energy sector and as a successful business owner, Mr. Barrett has developed strong management, leadership, and financial experience. He also brings extensive knowledge of the East Tennessee business community to SmartFinancial.

Industry & Finance: Mr. Barrett has served in various accounting and finance positions, and he is a licensed certified public accountant and in inactive status.

Civic Involvement: He currently serves on the Gatlinburg Airport Authority Board. Mr. Barrett has previously served on the Board of the Tennessee Museum of Aviation and the City of Pigeon Forge Industrial Development Board.

William (“Billy”) Y. Carroll, Jr.
President and Chief Executive Officer of SmartFinancial, Inc. and SmartBank Age: 56 Director Since: 2007

Currently serves as the President and Chief Executive Officer of SmartBank and SmartFinancial. Prior to starting at the Company in 2007, his financial industry tenure included various management roles, including the position of Board Member, Executive Vice President and Chief Financial Officer with Citizens National Bank in Sevierville, Tennessee.

Leadership: Mr. Carroll, Jr.’s skills in management, leadership, business operations, accounting and finance have successfully positioned SmartBank throughout its diverse markets.

Industry & Finance: With his many years of experience in the banking sector, he has extensive knowledge of the financial industry, including experience leading a publicly traded company.

Civic Involvement: Active in his community, he currently serves as a director for the Federal Reserve Bank of Atlanta and serves as chairman of the Tennessee Bankers Association.  Previously, he has served as a branch director for the Federal Reserve Bank of Atlanta’s Nashville Branch, a Board member for the Great Smoky Mountains Institute at Tremont, a member of both the University of Tennessee Haslam College of Business Finance Advisory Council and the University’s Chancellor’s Associates, as well as in various capacities with numerous other local organizations

William (“Bill”) Y. Carroll, Sr.
Vice Chairman of the Board SmartFinancial, Inc. and SmartBank Age: 85 Director Since: 2007

Served as SmartBank and Legacy SmartFinancial’s Board Chairman from its inception until 2016. Mr. Carroll, Sr. currently serves as Vice Chairman of both SmartBank’s and SmartFinancial’s Boards of Directors. Mr. Carroll, Sr. previously served as the Director of Business development for SmartBank from 2007 to 2019. He began his banking career in 1963 with Hamilton National Bank. He began serving with Citizens National Bank when it opened in 1973. While there, Mr. Carroll, Sr. moved from Vice President to the roles of President, Chief Executive Officer and Chairman of the Board.

Leadership: With his expansive banking career, Mr. Carroll, Sr. brings a variety of skills and leadership values to the SmartFinancial organization. His role as President and CEO of Citizens National Bank included leading the senior management team through a period of heavy and successful growth. In his current role with SmartBank, he uses his leadership and management skills in business development.

Industry & Finance: With considerable strategic insight and management skills built through his 50 years of experience in the financial industry, Mr. Carroll, Sr. brings a wealth of knowledge about the East Tennessee business community to SmartFinancial.

Civic Involvement: Mr. Carroll, Sr. has served the banking industry in a variety of ways, including: past President and Board member of the Tennessee Bankers Association, past member of the Federal Home Loan Bank of Cincinnati, and member of the State Advisory Council of the U.S. Small Business Administration. Mr. Carroll, Sr. is the recipient of the Leader in Banking Excellence Award from the Tennessee Bankers Association. He also served as past Chairman of the Board of Fort Sanders Medical Center, and is a former member of the University of Tennessee Board of Trustees.

David A. Ogle
Independent Director Age: 67 Director Since: 2007

Currently serves as the Lead Independent Director of the Board of Directors. Mr. Ogle was the co-founder and currently serves as President of Five Oaks Development Group. Additionally, he is the founder of Five Oaks/Ogle, Inc., co-founder and President of Oaktenn, Inc., and co-founder and officer of Five Oaks Outlet Centers, Inc. His career also includes extensive development experience in tourism, retail, attraction and lodging sectors.

Leadership: With his past experience starting and leading multiple commercial endeavors, Mr. Ogle’s extensive background in finance, management, business operations, and strategic development brings valuable strategic leadership to the SmartFinancial Board of Directors.

Industry & Finance: As the founder of a number of commercial enterprises, Mr. Ogle has been one of the leading real estate developers and contractors in East Tennessee over the past quarter century.

Civic Involvement: Highly active in his community, Mr. Ogle is the past Chairman of the Tennessee Real Estate Commission and past Chairman of the Board of Trustees for Carson Newman University. In December 2010, he was conferred an Honorary Doctorate of Business Administration from Carson Newman University. He has also been recognized by Business Tennessee magazine for his success as a Top Commercial Real Estate Developer. In 2007, he was inducted into the East Tennessee Business Hall of Fame.

Kelli D. Shomaker
Independent Director Age: 62 Director Since: 2025

Currently serves at Auburn University as the Senior Vice President for Business and Administration and the Chief Financial Officer. Ms. Shomaker received her bachelor’s degree in accounting from Texas A&M University, a master’s degree in Higher Education Administration from Auburn University and is a Certified Public Accountant.

Leadership: Ms. Shomaker is a seasoned administrator, having spent over twenty-nine years in higher education, including sixteen years at Texas A&M University.

Industry & Finance: Ms. Shomaker has an extensive knowledge of financial reporting, budgets, procurement and payments, cash management, debt management, facilities, real estate, human resources, trademark and licensing, risk management, strategic planning and numerous administrative units on campus. Prior to higher education Ms. Shomaker was the Vice President, Treasurer and Controller for a publicly traded investment company and worked as an auditor for the accounting firm of PricewaterhouseCoopers.

Civic Involvement: Highly active in her community, Ms. Shomaker serves as a Board member of the Retirement System of Alabama, the Alabama Public Education Employees Health Insurance Plan, the Treasury Institute of Higher Education (Chair), the Lee County Boys & Girls Club, and the NABUCO Treasury and Investment Advisory Committee. Additionally, Ms. Shomaker serves as the President of the Dudley Foundation.

Steven B. Tucker
Independent Director Age: 72 Director Since: 2017

The past President of Barnett Transportation, a liquid bulk transporter headquartered in Tuscaloosa, Alabama. Mr. Tucker is also a Principal in TriCo Resources, a trailer leasing company, as well as BTI Real Estate. He has an extensive background including service as an officer in the United States Army. After his military career, he joined the national accounting firm of Arthur Andersen, and became a certified public accountant. Mr. Tucker has over 20 years of public accounting experience. Prior to his appointment to the SmartFinancial Board, Mr. Tucker was Chairman of the Board of Directors of Capstone Bancshares, Inc. and Capstone Bank, which were both acquired by SmartFinancial in 2017.

Leadership: In addition to his military career, Mr. Tucker’s extensive knowledge of the Alabama business community makes him a valuable asset to SmartFinancial’s growth strategy. His accounting experience, leadership skills and business acumen also lend insights that are crucial to SmartFinancial’s vision.

Industry & Finance: Through his career as Chief Financial Officer and President of Barnett Transportation and his public accounting experience, Mr. Tucker has developed an extensive knowledge of the Alabama business community and the financial industry.

Civic Involvement: Mr. Tucker’s many years of involvement with the Tuscaloosa Children’s Hands-On Museum has included the roles of Treasurer and President. He has served on the Board of the Alabama Trucking Association Workmen’s Compensation Fund, as well as other varied civic organizations.

Wesley M. (“Miller”) Welborn
Chairman of the Board SmartFinancial Inc. and SmartBank Age: 66 Director Since: 2009

Currently serves as Chairman of the Board of Directors of SmartFinancial and SmartBank. Mr. Welborn’s career has included a variety of ventures, including former Co-Founding Partner of the Lamp Post Group, a Chattanooga, Tennessee-based venture capital incubator, where he served from 2010 to 2015. He also has served for over 20 years as President of Welborn & Associates, Inc., a Chattanooga, Tennessee-based transportation consulting firm, and is the former President and Chief Executive Officer of the formerly publicly traded trucking company, Boyd Bros. Transportation, Inc. Mr. Welborn also serves as a director of Covenant Logistics Group, Inc. (NASDAQ-CVLG).

Leadership: Mr. Welborn’s expansive and deep knowledge of the Chattanooga community is not only valuable for entrepreneurial and strategic initiatives, but he also provides experience with public company purchase and sale transactions. He brings experience in leadership and business operations with his past role as President & Chief Executive Officer of Boyd Bros. Transportation, Inc.

Industry & Finance: Mr. Welborn’s former partnership with Welborn & Associates, Inc. and his role as President & Chief Executive Officer of Boyd Bros. Transportation, Inc. showcase his ability to understand high functioning companies, including the inner-workings of publicly traded companies. His involvement as a co-founding partner of the Lamp Post Group also proves his financial knowledge of strategic capital development.

Civic Involvement: Mr. Welborn also serves on the Board of several non-profit organizations.

Keith E. Whaley, O.D.
Independent Director Age: 54 Director Since: 2007

Keith E. Whaley, O.D. founded Whaley Family Eyecare in Pigeon Forge, Tennessee. He studied at the University of Tennessee at Chattanooga and the University of Tennessee, Knoxville. He earned his Bachelor of Science in Biology and Doctor of Optometry from the Southern College of Optometry. In addition, Dr. Whaley is a cofounder and partner in Tennessee Homemade Wines, LLC (2015), Tennessee Cider Company, LLC (2019), and Southeastern Wines and Ciders, LLC (2023).

Leadership: Dr. Whaley brings a considerable amount of knowledge of the Sevier County, Tennessee market, including his own skills in leadership, strategic development and financial experience with founding his own optometric practice, and serving in a variety of community roles.

Industry & Finance: Dr. Whaley has experience within the Sevier County, Tennessee government system, serving as Mayor of Pigeon Forge, Tennessee from 2007-2011 and currently serves as a Pigeon Forge City Commissioner, a position he has held since October 2021. He served as a commissioner on the Sevier County Board of Commissioners from 2013-2021. Dr. Whaley serves as the secretary to the Board of Directors.

Civic Involvement: Dr. Whaley holds memberships in the American Optometric Association, the Tennessee Association of Optometric Physicians (TAOP) and the East Tennessee Society of Optometric Physicians (ETOSP). He served on the TAOP Board of Trustees from 2001 2010. He is also a past Board member for the Pigeon Forge Rotary Club, where he served as President from 2003 to 2004. He formerly served as President of the Business Network International Sevier County Chapter.

Geoffrey A. Wolpert
Independent Director Age: 69 Director Since: 2007

The owner of The Park Grill and The Peddler Steakhouse in Gatlinburg, Tennessee. He has had an outstanding career in the hospitality industry with over 40 years of experience. He also has over 20 years’ experience in the financial industry, including positions on the Board of Directors for both The First National Bank of Gatlinburg and BankFirst, now known as Truist.

Leadership: Mr. Wolpert has an extensive knowledge of business operations, and he brings strategic leadership and financial experience to the Board of Directors. His expansive career in the hospitality industry also includes a working knowledge of entrepreneurship.

Industry & Finance: Mr. Wolpert has over two decades of serving as a board member for other financial institutions; his knowledge in the financial industry includes bank mergers and growth strategies.

Civic Involvement: Mr. Wolpert was the recipient of the 2023 Good Scout Award by the Great Smokey Mountains Council of the Boy Scouts of America, recognized in 2000 as Volunteer of the Year by the Gatlinburg Chamber of Commerce, and received the 2004 Leadership Award from the United Way of Sevier County. He is also the founding President of the Gatlinburg Gateway Foundation. He is a past President for the Board of Governors for Arrowmont School of Arts and Crafts, and served as Chairman of the Development Committee for the school.

Information about Executive Officers

Each executive officer of SmartFinancial and SmartBank is elected by the Board and the board of directors of SmartBank, respectively, and holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer. No executive officer has any family relationship, as defined in Item 401 of Regulation S-K, with any other director or with any of our executive officers except as described in this proxy statement. Except as otherwise indicated, each individual has been engaged in his or her present principal occupation for more than five years.

Rebecca C. Boyd
Executive Vice President Chief People Officer of SmartBank Age: 44 Executive Officer: 2020

Has over 20 years’ experience in the human resources field, and most recently served as the Vice President, Director of Human Resources at SmartBank. Ms. Boyd joined SmartBank in 2016.

Leadership: Ms. Boyd leads Human Resources and all aspects of people management and culture including training and development, payroll, benefits, strategic planning, merger and acquisition, recruiting, talent management, associate engagement, and HR technology.

Industry & Finance: With over 20 years’ experience, Ms. Boyd’s leadership, knowledge and experience will assist in us supporting and meeting our organization’s objectives and the overall vision of SmartBank.

Civic Involvement: Ms. Boyd is a current member of the Society of Human Resource Management, an active Board member of Make-A-Wish East Tennessee, University of Tennessee Chancellor Associates and President of East Tennessee Compensation and Benefits Association. Ms. Boyd also volunteers for various regional non-profit organizations.

Cynthia A. Cain
Executive Vice President Chief Accounting Officer at SmartBank Age: 52 Executive Officer: 2022

Has 30 years of experience in accounting and over 17 years’ experience in the financial industry. Mrs. Cain joined SmartBank in 2019. Mrs. Cain previously served as Senior Vice President in the Accounting Department at South State Bank in Columbia, South Carolina, for 12 years. While serving in various roles, Mrs. Cain had extensive involvement with accounting operations, financial reporting, mergers and acquisitions, stress testing, and strategic planning.

Leadership: Mrs. Cain oversees all aspects of the company's accounting, financial operations, forecasting and modeling and information technology areas. She is instrumental in developing and driving the company's accounting policies and procedures, financial reporting, forecast modeling, and technology initiatives.

Industry & Finance:  With over 30 years’ experience, Mrs. Cain has extensive banking and accounting knowledge and has successfully led multiple mergers and acquisitions teams.

Civic Involvement: Mrs. Cain is involved in a variety of non-profit organizations.

Ronald J. Gorczynski
Executive Vice President Chief Financial Officer of SmartFinancial and SmartBank Age: 59 Executive Officer: 2019

Joined SmartBank in 2018. He has over 25 years’ experience in the financial industry, and previously served as the Chief Accounting Officer for the Bank of North Carolina in High Point, North Carolina. While serving in this position, he had extensive involvement with corporate responsibilities, including investor relations and corporate governance

Leadership: Mr. Gorczynski plays a key role in providing valuable input on the strategic vision of the bank, as well as oversite of budgeting, forecasting, and analysis. He oversees operations, corporate governance and the company’s financial and balance sheet strategy.

Industry & Finance:  With over 25 years’ experience in the financial industry, he has extensive banking knowledge in various roles and has successfully led a team through over twenty mergers and acquisitions.

Civic Involvement: He is a member of the American Institute of Certified Public Accountants.

Rhett D. Jordan
Executive Vice President Chief Credit Officer of SmartBank Age: 54 Executive Officer: 2013

Has 30 years’ experience in the financial industry, primarily in commercial banking and senior credit roles with both large regional and smaller community bank size organizations prior to joining SmartBank in 2013.

Leadership: Holding a variety of management and executive roles in the banking industry, Mr. Jordan brings an extensive background in management and finance.

Industry & Finance:  Mr. Jordan has held roles in retail banking, commercial banking and credit at an officer, senior officer and executive level at organizations in the Southeastern US.

Civic Involvement: Mr. Jordan has held memberships in the Risk Management Association and the Association of Financial Professionals.  He has also participated in the United Way of East Tennessee Funds Allocation Committee and served on various regional non-profit organization Boards and Committees.

Martin E. Schrodt
Executive Vice President Chief Banking Officer of SmartBank Age: 54 Executive Officer: 2023

Has 30 years’ experience in the financial industry and has served in a number of leadership positions for several regional banks, most recently, serving as Senior Vice President Director of Retail Strategy and Corporate Design for Simmons Bank of Little Rock, Arkansas.  Mr. Schrodt joined SmartBank in 2023.

Leadership: Mr. Schrodt provides leadership for several different lines of business. Private Client Banking, Wealth and Investment, Retail/Consumer Banking, Mortgage Banking, Digital Banking and Credit Card.  He also brings valuable insight and leadership to the team in Business Banking, Treasury Management and Digital Marketing.

Industry & Finance: With 30 years of experience, Mr. Schrodt’s experience as an executive and director for multiple financial companies, both public and non-profit, helps SmartBank in leading several strategic, growth and operational initiatives throughout the organization.  Mr. Schrodt has been a part of and ran several different verticals throughout the financial service industry and is considered by many to be a subject matter expert in all things retail/consumer banking.

Civic Involvement: Ms. Schrodt has been a board member in the past with the Boy Scouts of America, United Way of Chattanooga and participated in several committees with Ronald McDonald House, Habitat and other non-profit organizations.

During the previous 10 years, no director, person nominated to become a director, or executive officer of SmartFinancial was the subject of any legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Family Relationships

Mr. Carroll, Jr., the President and Chief Executive Officer of SmartFinancial and SmartBank, is the son of Mr. Carroll, Sr., who is the Vice Chairman of the Boards of Directors of SmartFinancial and SmartBank.

Certain Other Related Transactions

Loans to Directors and Executive Officers. SmartFinancial has had, and expects to have in the future, through SmartBank, loans and other banking transactions in the ordinary course of business with its directors (including independent directors) and executive officers, including members of their families or corporations, partnerships or other organizations in which such officers or directors have a controlling interest. These loans are made on substantially the same terms (including interest rates and collateral) as those available at the time for comparable transactions with persons not related to SmartFinancial and did not involve more than the normal risk of collectability or present other unfavorable features. In addition, SmartBank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. SmartBank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The aggregate principal amount of loan exposure outstanding to SmartFinancial’s directors, executive officers, and their respective affiliates was approximately $30.0 million as of December 31, 2024.

Dolly Parton Parkway Lease. On March 20, 2018, SmartBank entered into a fifteen year lease (with four, five year renewal options) with Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle, for a bank branch located at 710 Dolly Parton Parkway, Sevierville, Tennessee 37862. This lease was subsequently assigned by Mr. Ogle’s sons to a limited liability company, Midnight Pass Holdings, LLC, wholly owned by Mr. Ogle’s sons. The lease is a triple net lease. The initial annual base rent under lease is $63,000, and the annual base rent gradually increases throughout the initial fifteen year term to $96,000 annually in years eleven through fifteen. During 2024, SmartBank paid a total of $87,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen-year lease term is $777 thousand.

Alcoa Lease. On June 1, 2019, SmartBank entered into a fifteen year lease (with three, five year renewal options) with 1419 Parkway, LLC for a bank branch located at 109 Associates Blvd., Alcoa, Tennessee 37701. 1419 Parkway, LLC is wholly-owned by Jacob L. Ogle and Taylor Ogle, the sons of director David A. Ogle. The lease is a triple net lease. The initial annual base rent under lease is $75,000, and the annual base rent gradually increases throughout the initial fifteen year term to $99,000 annually in years eleven through fifteen. During 2024, SmartBank paid a total of $78,000 under the lease for base rent payments. The total amount of base rent to be paid under the lease for the remainder of the initial fifteen-year lease term is $908 thousand.

Policies and Procedures for the Approval of Related Person Transactions. The charter of the Company’s Corporate Governance Committee provides that it must approve all transactions between SmartFinancial and related parties, as defined in applicable SEC rules and regulations. In accordance with this responsibility, the Corporate Governance Committee on a timely basis reviews and, if appropriate, approves all related party transactions. At any time which an executive officer, director or nominee for director becomes aware of any contemplated or existing transaction that, in that person’s judgment, may be a related party transaction, such person is expected to notify the chairperson of the Corporate Governance Committee of the transaction. Generally, the chairperson of the Corporate Governance Committee reviews any reported transaction and may consult with outside legal counsel regarding whether the transaction is, in fact, a related party transaction requiring approval by the Corporate Governance Committee. If the transaction is considered to be a related party transaction, then the Corporate Governance Committee will review the transaction and, in deciding whether to approve the transaction, will consider the factors it deems appropriate under the circumstances, including, but not limited to, the following:

●	the approximate dollar amount involved in the transaction, including the amount payable by or to the related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest;
●	whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and
●	the purpose of the transaction and any potential benefits to the Company.

In addition to the Corporate Governance Committee’s written responsibility, as mandated by the Corporate Governance Committee’s charter, to approve related party transactions, the Company also has other written policies and procedures for approving and monitoring related third party transactions. The Corporate Governance Committee will notify the Audit Committee of the related party transaction for disclosure reporting purposes.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

We are committed to having sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. We understand that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our shareholders and will positively aid in the governance of SmartFinancial. We will continue to monitor emerging developments in corporate governance and enhance our policies and procedures when required or when our Board of Directors determines that it would benefit us and our shareholders.

Our business is managed by our associates under the direction and oversight of the Board of Directors. Members of the Board of Directors are kept informed of SmartFinancial’s business through discussions with management, materials provided to them by management, and their participation in meetings of the Board of Directors and in Board committee meetings.

Board Composition and Director Independence

The Board of Directors has determined that each of its members is independent as defined in the New York Stock Exchange (“NYSE”) listing rules and the rules and regulations of the SEC, with the exception of the following directors, which the Board has determined are not independent: Mr. Carroll, Jr., Mr. Carroll, Sr., and Mr. Welborn. In determining the independence of directors, the Board has undertaken a review of the independence of each director, indicating no conflicting transactions, other than banking transactions with SmartBank and with respect to director Mr. Ogle’s two related party leases. See “Certain Other Related Transactions” above.

The Board of Directors has four standing committees: the Audit Committee, the Nominating Committee, the Corporate Governance Committee and the Human Resources and Compensation Committee. The Board limits membership on these committees to independent directors as defined by the NYSE listing standards and the rules and regulations of the SEC. The standing committees advise the Board on policy origination, plan administrative strategy and assure policy compliance through management reporting from areas under their supervision. The duties of these committees and the qualifications of the independent directors are described below.

In addition to these standing committees, the Board has a Strategic Oversight Committee, providing oversight of strategic decisions contemplated by SmartFinancial and SmartBank.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business, government or civic organizations. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their own unique experience. Each director must represent the interests of all shareholders. When considering potential director candidates, our Board of Directors also considers the candidate’s independence, character, judgment, diversity, age, skills, including financial literacy, and experience in the context of our needs and those of our Board of Directors. Our Board of Directors’ priority in selecting board members is the identification of persons who will further the interests of our shareholders through his or her record of professional and personal experiences and expertise relevant to our growth strategy.

Board Leadership Structure

We are committed to strong Board leadership. Our governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. Currently, Mr. Welborn serves as the Chairman of the Board, Mr. Carroll, Sr. serves as Vice Chairman of the Board, and Mr. Carroll, Jr. serves as our President and Chief Executive Officer (“CEO”). The Board has appointed Mr. Ogle to serve as the lead independent director. The lead independent director provides leadership to, and reports to, the Board of Directors, focused on enhancing effective corporate governance, provides a source of Board leadership complementary to, collaborative with and independent of, the leadership of the chairman and chief executive officer, and promotes best practices and high standards of corporate governance.

The lead independent director is also responsible for:

●	building and maintaining a productive relationship with the CEO;
●	providing leadership to ensure the Board works in an independent, cohesive fashion;
●	having the authority to call meetings of the independent and non-management directors, as needed;
●	ensuring Board leadership in times of crisis;
●	developing the agenda for executive sessions of the independent directors and executive sessions of the non-management directors;
●	acting as liaison between the independent directors and the Chairman on matters raised in such sessions;
●	chairing Board meetings when the Chairman is not in attendance;
●	attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;
●	working with the Chairman to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
●	performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman; and
●	availability, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Board of Directors determined that the current Board structure is the most effective way for its leadership to be structured and believes this is a best practice for governance. The members of SmartFinancial’s Board of Directors also serve as directors of the Bank in order to provide effective oversight of the Bank. From time to time, the Board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach in serving SmartFinancial’s goals. In addition, to further strengthen the oversight of the full board of directors, our independent directors hold executive sessions at which only independent directors are present.

Executive Sessions

In order to give a significant voice to our non-management directors, we provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present. Our non-management directors routinely meet in executive session following each regularly scheduled Board meeting. Our Lead Independent Director presides at all executive sessions of the independent directors and non-management directors, and sets the agenda for such executive sessions. Any independent director may call an executive session of independent directors at any time.

Risk Oversight

Oversight of risk management is a central focus of the Board and its committees. The Board regularly receives reports both from committees and from management with respect to the various risks facing the Company, and oversees planning and responding to such risks, as appropriate. The Corporate Governance Committee is responsible for the Board leadership structure, evaluating all areas of governance and that the Board and all of its committees are functioning effectively. The Audit Committee currently has primary responsibility for oversight of financial risk and for oversight of the Company’s risk management processes, including those relating to litigation and regulatory compliance. Under its charter, the Audit Committee is required to discuss the Company’s risk assessment and risk management policies and to inquire about any significant risks and exposures and the steps taken to monitor and minimize such risks. The Human Resource and

Compensation Committee is chiefly responsible for compensation-related risks. Under its charter, the Human Resource and Compensation Committee must discuss and review the key business and other risks the Company faces and the relationship of those risks to certain compensation arrangements. Each of these committees receive regular reports from management concerning areas of risk for which the committee has oversight responsibility.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and management team each receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Information Technology and Steering Committee also receives quarterly updates on cybersecurity and information security risk. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Board and Committee Self-Evaluation

The Board and Committees undertake a joint evaluation process on an annual basis, using an evaluation platform designed by an independent third party. Each director evaluates his or her own performance, as well as the performance of his or her fellow directors. The evaluations are reviewed by the Chairman of the Board, and the aggregated results are shared and discussed by the Board as a whole. The evaluation process improves the overall effectiveness of the Board and Committees by identifying strengths, as well as areas for which additional training may be needed.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which contains provisions consistent with the SEC’s description of a code of ethics, which applies to its directors, officers and associates, including its principal executive officer, principal financial officer, principal accounting officer, controller, and persons performing similar functions. The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to: (1) promote honest and ethical conduct; (2) provide full, fair, accurate, timely and understandable disclosure in reports and documents that SmartFinancial files with the SEC and other public communications by SmartFinancial; (3) assure compliance with applicable governmental laws, rules and regulations; (4) require prompt reporting of any violations of the Code of Ethics; and (5) establish accountability for adherence to the Code of Ethics. Each director is required to read and certify annually that he or she has read, understands and will comply with the Code of Ethics. The Company’s Code of Ethics is available on SmartFinancial’s website at www.smartfinancialinc.com under the Investors tab.

Corporate Responsibility (“CR”) Initiatives

The Board is committed to overseeing the Company’s CR initiatives. The Board considers CR-related matters throughout the organization with a focus on transparency and continuous improvement. The Company’s CR initiatives are currently focused on supporting the communities we serve in the areas of affordable housing, community development, and financial education; promoting diversity, equity and inclusion within the Company; and corporate governance best practices. In an effort to further enhance our CR efforts, the Company completed and participated in several key initiatives throughout the year including, but not limited to:

●	864 small business and farm loans for over $193 million throughout our footprint
●	Made $117 million in CRA qualifying community development loans;
●	Logged over 3,500 SmartBank associate volunteer hours, with 1,950 hours eligible for CRA credit;
●	Donated more than 2,677 meals to Second Harvest Food Bank of East Tennessee
●	Maintained a portfolio of $36 million of Community Development (CRA-eligible) investments
●	Made numerous monetary donations across various organizations to support communities and individuals across our footprint including:

o	$215 thousand to community organizations and causes benefiting low to moderate income individuals;
o	$10 thousand to Mountain Ways benefiting moderate-income communities of Hurricane Helene in East Tennessee;
o	$16 thousand to Habitat for Humanity projects;
o	$20 thousand installment of a $100 thousand commitment to Saban Center, and;
o	$5 thousand to UT Community health equity initiative

The Company is pleased to participate in CR initiatives which impact our local communities and stakeholders and continue to enhance its CR initiatives an ongoing basis.

Human Capital Resources. The Bank is committed to building a culture where associates thrive and are empowered to be leaders. Being trustworthy, loyal, and innovative are some of the characteristics exemplified by our associates. Our core values define our culture: Act with Integrity, Be Enthusiastic, Create Positivity, Demonstrate Accountability, and Embrace Change.

As of December 31, 2024, we employed 597 full-time and 15 part-time associates, primarily across our three-state footprint of Tennessee, Alabama, and Florida. None of these associates are represented by a collective bargaining agreement. During 2024, we successfully onboarded 112 new associates. Over 66% of the Company’s associates are women, and 9% are minorities. Among the Company’s 320-person banking officers, women make up approximately 55% of these associates, while minorities account for 6% of the banking officer members. Presently, the senior leadership team includes seven associates, two of whom are women.

Please visit our website at  https://www.smartbank.com/about/corporate-social-responsibility/ for more information.

Meetings of the Board of Directors and Committees; Committee Appointments

During 2024, the Board held ten meetings, one of which was a two-day strategic planning retreat. Aggregate director attendance was over 93% of the total number of meetings of the Board and Board committees. The Company does not have a formal policy regarding director attendance at annual shareholders’ meetings, and three of our directors were present at the 2024 annual meeting of our shareholders.

The following table shows the membership of our independent board of directors in each standing committee as of the date of this proxy statement, as well as the number of meetings each standing committee held in 2024.

			Corporate	Human Resource	Strategic
	Audit	Nominating	Governance	and Compensation	Oversight
Name	Committee	Committee	Committee	Committee	Committee
Cathy G. Ackermann					•
Victor L. Barrett	Chair	•		•
Ted C. Miller(1)	•		•
David A. Ogle		Chair		Chair	•
Kelli D. Shomaker(2)			•
Steve B. Tucker	•	•			Chair
Keith E. Whaley, O.D.	•		•
Geoffrey A. Wolpert	•	•	Chair	•	•

Number of meetings in 2024	8	2	3	4	4
(1) Ted C. Miller, who currently serves as director, will not be standing for re-election.
(2) Kelli D. Shomaker was appointed to the Board on March 27, 2025, to replace John M. Presley, who resigned on January 1, 2025.

Audit Committee

The Audit Committee selects and engages SmartFinancial’s independent registered public accounting firm each year. In accordance with its charter, the Audit Committee, among other things, reviews SmartFinancial’s financial statements, the results of internal auditing, financial reporting procedures, and reports of regulatory authorities, and it regularly reports to the Board with respect to all significant matters presented at meetings of the Audit Committee.

The Board has adopted a charter for the Audit Committee, a copy of which is available on our website at www.smartfinancialinc.com in the Corporate Information area. Each member of the Audit Committee is “independent” as defined by NYSE listing rules. Members of the Audit committee shall be considered “independent” so long as they meet the applicable requirements set forth under the NYSE listing rules and as required by the rules and regulations of the SEC, including Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has determined that the Audit Committee chair, Mr. Barrett, and Audit Committee member, Mr. Tucker, each meet the SEC criteria for an “Audit Committee financial expert.” The Board of Directors believes that each of the current members of the Audit Committee has education and/or employment experience that provides him or her with appropriate financial sophistication to serve on the Audit Committee. In addition to full meetings, the Audit Committee reviews and approves for issuance or filing the Company’s earnings releases and periodic reports to be filed with the SEC and it usually meets by telephone or video conference to discuss those documents.

Nominating Committee

The Nominating Committee is responsible for: assisting, advising and making recommendations to the Board on the identification, selection, and recommendation of qualified individuals to become Board members; selecting and recommending that the Board approve the director nominees for the annual meeting of shareholders; developing and recommending a Board committee structure and recommending the membership and chairs of committees; overseeing the evaluations of the Board; and overseeing the succession planning for the chief executive officer. The Board has adopted a charter for the Nominating Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com under the Corporate Information area.

The Nominating Committee identifies nominees for the Board by first evaluating the current Board members willing to continue serving as directors. Current Board members with skills and experience that are relevant to our business and who are willing to continue their service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new skills, backgrounds and perspective, in light of our developing needs. If a vacancy exists, the Nominating Committee solicits suggestions for director candidates from a number of sources, which can include other Board members, management, and individuals personally known to members of the Board.

Pursuant to our guidelines for selecting potential new Board members, in selecting and evaluating persons to recommend to the Board as nominees for director, the Nominating Committee strives to select persons who have high integrity and relevant experience and who bring a diverse set of appropriate skills and backgrounds to the Board. In this regard, although the Company does not have a formal policy regarding diversity, the Nominating Committee also gives consideration to matching the geographic base of candidates with the geographic coverage of the Company, and to a diversity on the Board that reflects the communities that we serve. The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the NYSE listing standards and the rules and regulations of the SEC.  These factors are subject to change from time to time.

The Nominating Committee also evaluates candidates for nomination to the Board who are recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by submitting a written recommendation to SmartFinancial’s secretary at its executive offices. Submissions must include certain information relating to such person that would indicate such person’s qualification to serve on the Board, including that information set forth in our bylaws and such other information relating to such person that is required to be disclosed in connection with solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended the Exchange Act. The Nominating Committee will consider recommendations received by a date not later than 120 days before the anniversary date of the mailing of our proxy materials in connection with the prior year’s annual meeting of shareholders for nomination at the next annual meeting. The Nominating Committee will consider nominations received beyond that date at the annual meeting subsequent to the next annual meeting.

There is no difference in the manner in which the Nominating Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, a director or by any other source. No submission for Board nominees by a shareholder was received by the Company with respect to the Annual Meeting.

Each member of the Nominating Committee is independent, as determined under the definition of independence set forth in NYSE listing standards and the rules and regulations of the SEC.

Corporate Governance Committee

The Corporate Governance Committee is responsible for: assisting, advising and making recommendations to the Board on corporate governance matters, including the drafting, reviewing, and adoption of corporate governance guidelines and procedures, and overseeing adherence to corporate governance policies, and recommending to the Board appropriate responses to any violations of the corporate governance guidelines. The Corporate Governance Committee is in charge of conducting an annual review of the Board and of each committee in order to identify any potential functional improvements and ensure compliance with corporate governance policies. The Board has adopted a charter for the Corporate Governance Committee and Corporate Governance Guidelines, copies of which can be viewed on our website at www.smartfinancialinc.com in the Corporate Information area.

Each member of the Corporate Governance Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC.

Human Resources and Compensation Committee

The Human Resources and Compensation Committee assists, advises and makes recommendations to the Board on executive and director compensation matters, including evaluating and recommending to the Board compensation and benefit plans for executives and directors of SmartFinancial, as well as evaluating the performance of SmartFinancial’s executives. The Human Resources and Compensation Committee also has been delegated responsibility for making certain compensation decisions relating to SmartFinancial’s executives and under SmartFinancial’s equity compensation plans. The Human Resources and Compensation Committee solicits the recommendation of our chairman and our president and chief executive officer with respect to compensation determinations concerning the other executive officers of SmartFinancial, Inc., but does not delegate its authority with respect to compensation matters to any other person. The Human Resources and Compensation Committee also reviews all human resources policies and ensures that the personnel needs of SmartFinancial are being met.

The Board has adopted a charter for the Human Resources and Compensation Committee, a copy of which can be viewed on our website at www.smartfinancialinc.com in the Corporate Information area. The Human Resources and Compensation Committee reviews that charter on an annual basis. Each member of the Human Resources and Compensation Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC.

Strategic Oversight Committee

The Strategic Oversight Committee is responsible for assisting the Board in fulfilling its responsibilities in assessing the strategic decisions contemplated and undertaken by the Company. The Strategic Oversight Committee specifically evaluates strategic alternatives by examining decision impacts and exposure in various areas including, but not limited to, earnings, liquidity, capital, asset quality, potential risks and their likelihood and other potential future threats to the

Company. Additionally, the Strategic Oversight Committee is tasked with staying informed and updated on current and emerging market trends, escalating internal and external risks and general changing dynamics which may impact the Company’s operating environment. In meeting this mandate, the Strategic Oversight Committee routinely engages with various outside industry professionals including investment bankers, research analysts, consultants and lawyers in order to remain informed and understand the continuously evolving operating conditions facing the Company. The Strategic Oversight Committee is designed to be forward looking in nature, covering trending and emerging topics of strategic interest to the Board.

Each member of the Strategic Oversight Committee is independent, as determined under the definition of independence set forth in the NYSE listing rules and the rules and regulations of the SEC. By charter, the Strategic Oversight Committee will meet four times per calendar year and have additional meetings, as deemed necessary by the chairman, in consultation with the other Committee members.

Compensation Committee Interlocks and Insider Participation

During 2024, Mr. Ogle, Mr. Barrett, and Mr. Wolpert served as members of the Human Resources and Compensation Committee. During 2024, no member of the Human Resources and Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations, other than the transaction with respect to Mr. Ogle’s sons as disclosed in this proxy statement under “Certain Other Related Transactions”. During 2024, none of our executive officers served as a member of the compensation committee or on the board of directors of another entity, any of whose executive officers served on our Human Resources and Compensation Committee or on our Board of Directors.

Shareholder and Other Interested Parties Communications with Board of Directors

Shareholders and other interested parties are encouraged to communicate with members of our Board of Directors either in person or in writing at any time. Communications are not screened, and written communications are passed on to the Board of Directors for its review and consideration. Written communications should be sent to SmartFinancial, Inc., Attention: Chairman, Audit Committee, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919. Communications that are not related to the duties and responsibilities of the Board of Directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

The Company and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.

Our on-going shareholder engagement program encompasses a number of initiatives, including:

●	Regularly scheduled in-person and virtual meetings with our larger institutional shareholders;
●	Responses to institutional and retail shareholder correspondence and inquiries;
●	Attendance and participation at multiple industry conferences each year;
●	In-person and telephonic meetings with rating agencies including Kroll Bond Rating Agency (“KBRA”);
●	Regular engagement with sell-side analysts who covers the Company to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about the Company, including earnings projections, are reasonable and consistent with our stated objectives; and

●	Regularly scheduled non-deal road shows.

Throughout the year, we contacted, virtually and telephonically, a number of the Company’s largest shareholders. This allowed us to better understand, and address shareholder questions and concerns related to such issues as our financial performance, the interest rate environment, our strategic objectives, and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes and disclosure enhancements.

We look forward to continued enhancement of our shareholder engagement program in 2025. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind.

2024 Director Compensation

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it.  Periodically, the Compensation Committee engages an independent consultant to review director compensation amounts and structure using the same group of peer banks that is used by the Compensation Committee to review executive compensation. For more information, see the heading “Compensation Discussion and Analysis” and the section “Independent Compensation Consultant”.

The following table reflects the compensation paid to SmartFinancial, Inc. directors for 2024, and includes fees received as directors of SmartBank, as the case may be. Mr. Carroll, Jr., and Mr. Welborn are not included in the table below, as neither received compensation or fees as a director.

	Fees Earned or	Stock Awards	Total
Name	Paid in Cash ($)	($)(2)	($)
Cathy G. Ackermann	48,000	32,000	80,000
Victor L. Barrett	67,000	32,000	99,000
William (“Bill”) Carroll Sr.(1)	251,786	—	251,786
Ted C. Miller	52,000	32,000	84,000
David A. Ogle	73,000	32,000	105,000
John M. Presley	40,000	32,000	72,000
Steve B. Tucker	51,000	32,000	83,000
Keith E. Whaley, O.D.	44,000	32,000	76,000
Geoffrey A. Wolpert	55,000	32,000	87,000

(1)	Includes $211,786 of total compensation from SmartBank as Director of Business Development.
(2)	Reflects the grant date fair value of shares of restricted stock granted pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, for information regarding the assumptions used to value these awards.

2025 Director Compensation

To reduce any conflict of interest and focus on short-term success rather than long-term success, the compensation for the Board of Directors is limited to set fees for service (committee and board meeting fees) and any other compensation or benefit programs approved by the Board. The Company’s philosophy is to compensate the Board of Directors at the market median (50th percentile) for comparable financial institutions within the region of similar asset size.

In January 2025, acting upon the recommendation of the Human Resources and Compensation Committee, the Board approved the following compensation program for the Board of SmartFinancial and standing committees for 2025:

●	An annual retainer for service on the Board of $32,000;
●	An annual grant of restricted stock having a value of approximately $32,000;
●	An annual retainer for the Lead Independent Director in the amount of $10,000;

●	An annual retainer for Audit Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Audit Committee in the amount of $8,000;
●	An annual retainer for the Nominating Committee members in the amount of $3,000, and an additional annual retainer for the Chairman of the Nominating Committee in the amount of $3,000;
●	An annual retainer for the Corporate Governance Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Corporate Governance Committee in the amount of $4,000;
●	An annual retainer for the Human Resources and Compensation Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Human Resources and Compensation Committee in the amount of $5,000; and
●	An annual retainer for the Strategic Oversight Committee members in the amount of $4,000, and an additional annual retainer for the Chairman of the Strategic Oversight Committee in the amount of $4,000.

Pursuant to the program described above, each independent director was granted 1,376 shares of restricted stock on January 31, 2024, which shares, subject to the terms of the applicable grant agreements, vested on January 1, 2025.

Additionally, approved compensation amounts for the SmartBank Board committees for 2025 were as follows:

●	An annual retainer for the Director Loan Committee members in the amount of $12,000; and
●	An annual retainer for the Asset Liability Committee members in the amount of $4,000.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion & Analysis (“CD&A”), provides a description of the material elements of our 2024 executive compensation programs for our named executive officers (“NEOs”) of the Company. The Human Resources and Compensation Committee (the “Committee”) of the Board of Directors has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to the named executive officers is fair, reasonable and competitive. The following officers are our NEOs for 2024:

NEO	Title
William (“Billy”) Y. Carroll, Jr.	President and Chief Executive Officer
Wesley M. (“Miller”) Welborn	Chairman of the Board
Ronald J. Gorczynski	Chief Financial Officer
Rhett D. Jordan	Chief Credit Officer
Cynthia A. Cain	Chief Accounting Officer

2024 Financial Highlights

●	Net income totaled $36.1 million, or $2.14 per diluted common share, during the year ended of 2024 compared to $28.6 million, or $1.69 per diluted common share, for the same period in 2023.
●	Net loans and leases growth of $459.5 million from December 31, 2023, with a record high net loans and leases of $3.9 billion at December 31, 2024.
●	Total deposits growth of $418.6 million from December 31, 2023, with a record high total deposits of $4.7 billion at December 31, 2024.
●	Return on average assets was 0.73% for the year ended December 31, 2024, compared to 0.60% for the year ended December 31, 2023.
●	During the fourth quarter of 2024, the Company established a Real Estate Investment Trust (“REIT”) subsidiary as a tax savings strategy.

Compensation Philosophy

The Committee believes that executive compensation should be designed to align the interests of our NEOs with those of our shareholders. Our executive compensation program is designed to reward the achievement of specific short-term, long-term and strategic goals of the Company. The Committee annually reviews our executive compensation philosophy and practices, with the input and support of our independent compensation consultant.

Key attributes of our executive compensation programs:

●	Drive performance relative to clearly defined goals, balancing short-term operational objectives with long-term strategic goals;
●	Align executives’ long-term interests with shareholders by placing a substantial portion of total compensation at risk, contingent on Company performance and the executive’s ongoing employment;
●	Ensure compensation programs have a positively correlated relationship with changes in Company performance and the executive’s individual performance;
●	Attract and retain highly talented and qualified executives to achieve our financial goals and maintain stability in our executive management team through market competitive compensation that aligns executive’s interests with those of our long-term shareholders; and
●	Adequately assess and limit risks in our compensation plans through plan design and clawback provisions.

The Company has a Compensation Philosophy that provides guidance to the Committee when making decisions surrounding the compensation of the NEOs. Our philosophy generally targets near the market median (peer 50 percentile) for NEOs base salaries. We also place a strong emphasis on incentive compensation programs that strive to provide an alignment between pay and performance. The Company believes in rewarding the Executive Officers with significant incentive compensation awards if Company performance is high relative to target goals. This is a critical piece in our compensation plan design and is realized through the ability of the Executive Officers to annually earn both short-term and long-term incentive payouts when performance justifies such awards.

The Committee evaluates both performance and compensation to ensure the Company maintains its ability to attract and retain superior associates in key positions and that compensation provided to key associates remains competitive relative to compensation paid to similarly situated executives of peer companies.

Best Practices

The Committee regularly reviews best practices in governance and executive compensation and revises its policies and practices as appropriate. Our current compensation practices and policies incorporate and reflect the following:

What We Do	What We Do Not Do
Provide our NEOs with a performance-based cash incentive plan and a long-term equity incentive plan with multi-year vesting.	No incentive plans which encourage inappropriate risk taking.
Compare NEOs compensation levels to peer group and take these results into consideration when making compensation related decisions.	No tax-gross ups in our employment agreements and/or change in control arrangements.
Annual advisory “Say on Pay” vote.	No hedging of Company stock by executive officers.
Stock ownership guidelines and stock holding requirements for the Board of Directors, Executive Vice Presidents, and CEO.	No repricing of stock options without stockholder approval.
Committee is composed of independent directors overseeing the Company’s executive compensation policies.	No excessive perquisites.
Utilize an outside independent compensation consultant.	

Setting Executive Compensation

Independent Compensation Consultant

The Committee has the sole authority to engage the services of any compensation consultant or advisor. In 2024, the Committee continued its engagement of services from Blanchard Consulting Group (“BCG”), an independent compensation consulting company focused on the banking industry. BCG was hired directly by the Committee and does not provide any other services to Company beyond independent compensation consulting services. The Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, in determining that BCG’s work does not raise a conflict of interest. BCG reports directly to the Committee, and management has not retained its own consultant. BCG periodically attends meetings of the Committee, physically or by any means of remote communication, and with or without management present. BCG assists the Committee in, among other things, analyzing current compensation conditions in the marketplace generally and among our peers specifically, assessing the competitiveness and appropriateness of compensation levels for our NEOs and Directors, and assists the

Committee in its director evaluation process. For the Committee’s use, BCG produced a comprehensive review of executive and board compensation. The reviews evaluated the Company’s executive and board compensation to that of a custom peer group, as well as against regional and national banking surveys and BCG database information. The Committee used the findings from these reviews to assist with compensation related decisions.

Peer Group Selection and Analysis

In 2024, the Committee has worked with BCG to determine and utilize a peer group of seventeen publicly traded banks (“Peer(s)”).  The Peer group consists of banks with assets between $3.0 billion and $10.0 billion and located in the southeastern states.  The median asset size of our Peer group for year-end 2023 was $4.8 billion, with the Company’s assets at approximately $4.8 billion for the same time period.  Currently the Company’s assets are approximately $5.3 billion.  Our Peer group consisted of the following financial institutions:

BancPlus Corporation	Origin Bancorp, Inc.
Business First Bancshares, Inc.	Red River Bancshares, Inc.
Capital City Bank Group, Inc.	Republic Bancorp, Inc.
Community Trust Bancorp, Inc.	Southern First Bancshares, Inc.
First Guaranty Bancshares, Inc.	Southern Missouri Bancorp, Inc.
Great Southern Bancorp, Inc.	Stock Yards Bancorp, Inc.
Home Bancorp, Inc.	The First Bancshares, Inc.
HomeTrust Bancshares, Inc.	Wilson Bank Holding Company
MetroCity Bankshares, Inc.

For the 2024 review of executive compensation against the Peer group, the Committee reviewed the following items:

●	Total Cash Compensation – Base Salary + Annual Cash Incentives/Bonus
●	Direct Compensation – Total Cash Compensation + One-Year Equity Awards; and
●	Total Compensation – Direct Compensation + Other Compensation + Retirement Benefits/Perquisites

Based on SMBK’s financial performance, compensation goals, and current asset size, in comparison to the Peer group/market 50th percentile were appropriate:

●	“Total Cash Compensation” of the NEOs was below the peer group 50th percentile;
●	For “Direct Compensation”, SMBK provided competitive equity awards; however, direct compensation remained below or near the 50th percentile due to the below market cash incentive awards ; and
●	“Total Compensation” supports that SMBK has competitive executive benefits and perquisites as the NEO comparisons to peer remained similar or increased slightly for total compensation.

Results of “Say on Pay” Vote in 2024

The Committee monitors the results of our annual advisory vote on executive compensation each year. Our advisory say-on-pay proposal at the 2024 annual meeting of shareholders received an affirmative vote of approximately 98% in favor of our 2023 executive compensation program. As a result, the Committee did not implement any specific changes to our executive compensation programs based on the 2024 shareholder advisory vote. The Committee monitors the results of each year’s say-on-pay proposal vote and considers such results as one of many factors in connection with the discharge of its responsibilities. The Company maintains active engagement with our shareholders, communicating directly with the holders of our outstanding common stock each year regarding the Company’s performance and responding to any questions or issues they may raise.

Executive Compensation Components

The executive compensation program consists of the following:

●	base salary;
●	performance-based annual cash incentives;
●	long-term incentive compensation (awarded in the form of restricted stock units with five-year cliff vesting);
●	other compensation, which include certain benefits; and
●	employment contracts and/or change in control agreements.

The Committee believes the current mix of these compensation elements provide our NEOs with total annual compensation that is both reasonable and competitive. The intent is for the NEO’s compensation program to be performance-based, where the opportunity to earn higher compensation from our incentive plans, if the Company’s performance warrants. The following depicts the mix of total compensation (salary, target annual incentives, target long-term incentives and other compensation) set for our NEOs for 2024:

				Target Short-	Target Long-
				term Annual	term Annual
	Base			Incentive	Incentive	All Other
	Salary			Compensation	Compensation	Compensation		At-
NEO	(1)		Bonus	(2)	(3)	(1)	Total	Risk
William (“Billy”) Y. Carroll, Jr.	55%		0%	22%	17%	6%	100%	39%
Wesley M. (“Miller”) Welborn	58%		0%	17%	12%	13%	100%	29%
Ronald J. Gorczynski	62%		0%	19%	12%	7%	100%	31%
Rhett D. Jordan	62%		0%	19%	12%	7%	100%	31%
Cynthia A. Cain	68%		0%	14%	10%	8%	100%	24%

(1)	Percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers.
(2)	For more information, see the heading “Annual Executive Cash Incentive Plan” below.
(3)	For more information, see the heading “Long-Term Incentive Plan” below.

Base Salary

The base salaries of our NEOs are reviewed and set annually as part of the Committee’s performance review process, as well as upon the promotion of an executive officer to a new position or other change in job responsibility. The Committee determined the 2024 base salaries for the NEOs by reviewing market and peer comparisons provided by BCG, which provided peer group median salaries and salary survey data from the banking and financial industry. In addition, the Committee considered the NEOs individual performance and contributions to the Company’s performance.

Base salary levels set the foundation for direct compensation, since the opportunity levels for the NEOs incentive plans are defined as a percentage of salary. The Committee also relied on decisions from the CEO for each of the other NEOs. The base salary increases for the NEOs for 2024 were as follows:

NEO	2024 Base Salary ($)	2023 Base Salary ($)	% Increase
William ("Billy”) Y. Carroll, Jr.	606,375	577,500	5%
Wesley M. (“Miller”) Welborn	343,732	333,720	3%
Ronald J. Gorczynski	331,020	315,257	5%
Rhett D. Jordan	321,651	306,335	5%
Cynthia A. Cain	252,788	240,750	5%

Annual Executive Cash Incentive Plan

Annual performance-based cash incentives are awarded based upon Company performance as well as individual performance. The purpose of the Annual Executive Cash Incentive Plan (“CIP”) is to align executive pay with performance, drive the Company’s strategic goals, and drive financial results. If performance is below a stated threshold, then no incentive is paid for the applicable component. Any CIP payouts are subject to certain clawback provisions, and the CIP payouts can be adjusted by the Committee based on extraordinary events.

Cash incentives will be paid on an annual basis during the year following the year in which the services were performed and are contingent upon such executive officer’s continued employment with the Company through the date of payment. The established short-term cash incentive awards for the NEOs, as percentages of their 2024 base salary, as reflected in the table below.

NEO	Threshold	Target	Maximum
William (“Billy”) Y. Carroll, Jr.	20%	40%	80%
Wesley M. (“Miller”) Welborn	15%	30%	60%
Ronald J. Gorczynski	15%	30%	60%
Rhett D. Jordan	15%	30%	60%
Cynthia A. Cain	10%	20%	40%

The 2024 corporate goals in the CIP and actual results are as follows (dollars in thousands):

					2024
	Percentage				Actual	Pay Out
Summary of Criteria(5)	Weighting	Threshold	Target	Maximum	Results	%
Operating Net Income(1)	30.0%	$30,354	$35,710	$41,067	$34,885	98%
Operating PPNR Return on Average Assets(2)	25.0%	0.86%	1.01%	1.16%	0.99%	98%
Non-Performing Assets / Total Assets(3)	10.0%	0.86%	0.75%	0.64%	0.19%	115%
Net Charge-offs / Average Loans4)	10.0%	0.23%	0.20%	0.17%	0.08%	115%

(1)	Operating net income is a non-GAAP measure calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.
(2)	Operating pre-provision net revenue (“PPNR”) return on average assets is a non-GAAP measure calculated by PPNR (net interest income (GAAP) plus operating noninterest income (non-GAAP) less operating noninterest expense (non-GAAP) divided by average assets, as provided in our 8-K Earnings Release for December 31, 2024, filed with the SEC on January 21, 2025.
(3)	Calculated by taking non-performing assets divided by total assets.
(4)	Calculated by taking net-charge offs divided by average loans and leases.

In addition to the above Company-based metrics, each NEOs’ CIP award is based on individual performance or area of responsibility performance during 2024, as noted in the table below.  The criteria relating to this measure includes leadership, strategic planning, succession planning, and financial results of both the Company and their area of responsibility.

The 2024 CIP awards are summarized below:

	Company Component			Individual Performance Component
						Individual
		Award	Company		Award	Performance
		Percentage	Component		Percentage	Component	2024 CIP
NEO	Weighting	Achievement	Total ($)	Weighting	Achievement	Total ($)	Total ($)
William (“Billy”) Y. Carroll, Jr.	75%	121.4%	220,829	25%	167.2%	101,382	322,211
Wesley M. (“Miller”) Welborn	75%	121.4%	93,885	25%	167.2%	43,102	136,987
Ronald J. Gorczynski	75%	121.4%	90,413	25%	167.2%	41,508	131,921
Rhett D. Jordan	75%	121.4%	87,854	25%	67.2%	16,210	104,064
Cynthia A. Cain	75%	121.4%	46,030	25%	167.2%	21,132	67,162

The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the performance year ending December 31, 2024:

			% of Target
NEO	2024 CIP Target ($)	2024 CIP Actual ($)	Awards
William (“Billy”) Y. Carroll, Jr.	242,550	322,211	132.8%
Wesley M. (“Miller”) Welborn	103,119	136,987	132.8%
Ronald J. Gorczynski	99,306	131,921	132.8%
Rhett D. Jordan	96,495	104,064	107.8%
Cynthia A. Cain	50,558	67,162	132.8%

Annual Executive Long-Term Incentive Plan

The Company makes awards of restricted stock to the NEOs pursuant to the terms and conditions of SmartFinancial, Inc. 2015 Stock Incentive Plan. The Committee utilizes restricted stock as a long-term retention vehicle for key officers and utilizes an equity-based Long-Term Incentive Plan (“LTIP”) to support the Company’s pay for performance philosophy and reward key executives for creating long-term shareholder value. The performance goals utilized in the LTIP are linked to both corporate and shareholder performance criteria. If performance is below a stated threshold, then no incentive is available for the applicable component. Any LTIP issuances are subject to certain clawback provisions, and the LTIP can be adjusted by the Committee based on extraordinary events.

The purpose of granting LTIP awards is to provide long-term incentive compensation to complement the short-term focus of the CIP. The LTIP also provides the NEOs with stock ownership, hence stockholder alignment, and provides the Company the opportunity to provide competitive market compensation that is aligned with performance.

The number of shares of restricted stock to be issued is based on a percentage NEOs salary and converted to a share amount on the grant date. Once granted, the award is subject to cliff vesting on the fourth anniversary of the grant date, subject to the NEOs continued employment on the vesting date (with certain exceptions). The established long-term equity incentive awards for the NEOs, as percentages of their 2024 base salary, as reflected in the table below.

NEO	Threshold	Target	Maximum
William “(Billy”) Y. Carroll, Jr.	15%	30%	60%
Wesley M. (“Miller”) Welborn	10%	20%	40%
Ronald J. Gorczynski	10%	20%	40%
Rhett D. Jordan	10%	20%	40%
Cynthia A. Cain	10%	15%	20%

The 2024 corporate goals in the LTIP and actual results are as follows (dollars in thousands):

					2024	Pay
	Percentage				Actual	Out
Summary of Criteria	Weighting	Threshold	Target	Maximum	Results	%
Operating Return on Average Tangible Common Equity Percentile vs Peers(1)	20%	30th	40th	50th	15th	—
Tangible Book Value Growth(2)	40%	9.31%	10.95%	12.59%	10.07%	92%
Operating Earnings per Diluted Common Share(3)	40%	$1.79	$2.11	$2.42	$2.07	98%

(1)	Metric compares the Company’s 2024 full year operating return on average tangible common equity (“ROATCE”) percentile rank vs. the 2024 median ROATCE of the previously defined peer group as reported by S&P Capital IQ. Operating ROATCE is operating earning net income divided by average tangible common equity as provided in our 8-K Earnings Release for December 31, 2024, filed with the SEC on January 21, 2025.
(2)	Tangible book value (“TBV”) growth is the percentage change in TBV from December 31, 2023, to December 31, 2024, as provided in our 8-K Earnings Release for December 31, 2024, filed with the SEC on January 21, 2025.
(3)	Operating earnings per diluted common share growth is operating earning net income (calculated as provided above) divided by the diluted number of shares outstanding, as provided in our 8K Earnings Release for December 31, 2024, filed with the SEC on January 21, 2025.

The following table shows the total equity incentive opportunity and the total actual equity incentives awarded for the performance year ending December 31, 2024:

			% of Target
NEO	2024 LTIP Target ($)	2024 LTIP Actual ($) (1)	Incentive
William (“Billy”) Y. Carroll, Jr.	181,912	121,643	66.9%
Wesley M. (“Miller”) Welborn	68,746	45,970	66.9%
Ronald J. Gorczynski	66,204	44,270	66.9%
Rhett D. Jordan	64,330	43,017	66.9%
Cynthia A. Cain	37,918	27,015	71.2%

(1)	These equity incentives were earned based on performance for the year ended 2024 but were not granted until January 29, 2025. The actual shares awarded for each. Mr. Carroll - 3,426 shares, Mr. Welborn - 1,295 shares, Mr. Gorczynski - 1,247 shares, Mr. Jordan - 1,211 shares, and Ms. Cain - 761 shares.

Administration of the Incentive Plans

Responsibilities of the Committee

The Committee will have the responsibility to approve, amend, or terminate the Plans as necessary. The actions of the Committee shall be final and binding on all parties. The Committee also has the sole ability to decide if an extraordinary occurrence totally outside of management’s influence, be it a windfall or a shortfall, has occurred during the Plans term, and whether the performance achievement should be adjusted to neutralize the effects of such events.

Responsibilities of the President/CEO

The President/CEO of the Company administers the program directly and provides liaison to the Committee, including the following specific responsibilities:

●	Recommend the participants to be included in the Plan each year. This includes determining if additional associates should be added to the Plan and if any Plan participants should be removed from participating in the Plan.
●	Provide recommendations for the equity incentive award opportunity levels at target and maximum for all other Plan participants. The President/CEO will review the goals/objectives, adjust guideline awards for performance, and recommend final awards to the Committee for their approval.
●	Provide other appropriate recommendations that may become necessary during the life of the Plan.

Clawback Policy

The Company maintains a clawback policy that complies with the applicable listing standards of the NYSE. In the event of a restatement of the reported financial results of the Company due to material non-compliance with financial reporting requirements, the Company will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).

Prohibitions on Hedging

The Company believes it is improper and inappropriate for any Company personnel to engage in short-term or speculative transactions involving the Company’s stock, and it is the Company’s policy that any investing done by Company personnel in Company securities be on a “buy and hold” basis. The Company prohibits all directors and executive officers from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain associates during designated blackout periods and requires approval by the Company’s Chief Financial Officer prior to any trade.

Equity Grant Practices

The Committee does not take material nonpublic information into account when determining the timing and terms of equity awards. While we do not have a formal equity grant policy, the timing of grants generally occurs in accordance with the yearly compensation cycle. The Company has not timed the disclosure of material nonpublic information to affect the value of executive compensation.

HUMAN RESOURCES AND COMPENSATION COMMITTEE REPORT

The Human Resources and Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis. Based on its review and discussion with management, the Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the year ended December 31, 2024, as required by Item 402(b) of Regulation S-K.

Submitted by the Human Resources and Compensation Committee:

Mr. David A. Ogle, Chair

Mr. Victor L. Barrett

Mr. Geoffrey A. Wolpert

The foregoing report of the Human Resources and Compensation Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other SmartFinancial filing under the Securities Act of 1933, as amended (“the Securities Act”) or the Exchange Act, except to the extent SmartFinancial specifically incorporates this report by reference therein.

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

The following table shows the compensation SmartFinancial paid for the years ended December 31, 2024, 2023 and 2022, to (i) its chief executive officer during the fiscal year ended December 31, 2024, (ii) its chief financial officer during the fiscal year ended December 31, 2024, and (iii) its three most highly compensated executive officers (other than its chief executive officer and chief financial officer) serving as executive officers at December 31, 2024, who earned over $100,000 for the fiscal year ended December 31, 2024 (collectively, the “Named Executive Officers”).

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
NEO	Year	($)	($)(1)	($)(2)(3)	($)	($)(5)	($)
William (“Billy”) Y. Carroll, Jr.	2024	602,080	—	45,260	322,211	70,279	1,039,830
President and Chief Executive Officer	2023	568,685	—	315,000	134,935	68,318	1,086,938
	2022	519,952	—	50,013	378,000	63,318	1,011,283

Wesley M. ("Miller") Welborn	2024	343,643	—	17,437	136,987	79,794	577,861
Chairman	2023	330,773	—	123,600	58,481	71,643	584,497
	2022	307,990	—	—	166,165	66,045	540,199

Ronald J. Gorczynski	2024	330,125	—	16,465	131,921	39,337	517,848
Chief Financial Officer	2023	311,933	—	114,639	55,246	44,063	525,881
	2022	285,201	—	—	154,118	40,516	479,834

Rhett D. Jordan	2024	319,724	—	16,003	104,064	35,135	474,926
Chief Credit Officer	2023	303,042	—	111,394	53,682	36,676	504,794
	2022	278,416	—	—	149,756	35,758	463,930

Cynthia A. Cain(4)	2024	252,105	—	60,946	67,162	33,143	413,356
Chief Accounting Officer	2023	254,425	15,925	45,000	24,075	29,993	369,418

(1)	In 2023, Ms. Cain was paid a bonus for her extraordinary efforts related to adoption and implementation of various Bank initiatives.
(2)	Amounts in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2024, 2023 and 2022 pursuant to the SmartFinancial 2015 Stock Incentive Plan, determined in accordance with FASB ASC Topic 718. Refer to Note 13 in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, for information regarding the assumptions used to value these awards.
(3)	Stock awards earned based on performance during 2024 pursuant to the Executive Long-Term Incentive Plan were granted on January 29, 2025, and therefore not included in the Stock Awards column of the Summary Compensation Table for 2024. See “Compensation Discussion and Analysis” section for more information about the 2024 Long-Term Incentive Plan.
(4)	Ms. Cain was not a NEO for year-end 2022.
(5)	All other compensation amounts for 2024 are detailed below.

All Other Compensation

The following table contains information for the amounts of other compensation paid during 2024.

	William	Wesley M.
	(“Billy”) Y.	(“Miller”)	Ronald J.	Rhett D.	Cynthia A.
	Carroll, Jr.	Welborn	Gorczynski	Jordan	Cain
401k Match	$13,800	$13,800	$13,687	$2,600	$10,656
Auto Allowance	3,811	6,408	9,000	5,467	—
Club Memberships	25,000	25,000	—	—	—
Medical Premium	26,378	30,776	15,360	26,378	21,797
Group-Term Life Insurance	1,290	3,810	1,290	690	690
Totals	$70,279	$79,794	$39,337	$35,135	$33,143

2024 Grants of Plan-Based Awards

The following table contains information about the named executive officers’ plan-based awards during 2024.

					All Other
					Stock Awards:
					Number of	Grant Date
					Shares of	Fair Value of
		Estimated Possible Payouts Under			Stock or	Stock
		Non-Equity Incentive Plan Awards ($)(1)			Units	Awards
NEO	Grant Date	Threshold	Target	Maximum	(#)	($)(2)
William (“Billy”) Y. Carroll, Jr.		121,275	242,550	485,100
	1/30/2024				1,861	45,260
Wesley M. (“Miller”) Welborn		51,560	103,119	206,239
	1/30/2024				717	17,437
Ronald J. Gorczynski		49,653	99,306	198,612
	1/30/2024				677	16,465
Rhett D. Jordan		48,248	96,495	192,991
	1/30/2024				658	16,003
Cynthia A. Cain		25,279	50,558	101,115
(1)	Reflects annual cash incentive opportunities under the CIP.
(2)	Stock awards were granted under the 2015 Stock Incentive Plan. The grant date fair value of the stock award was $24.32 per share.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table shows the number of outstanding shares of restricted stock held by the Named Executive Officers at December 31, 2024.

	Stock Awards
		Market Value
	Number of	of Shares or
	Shares or Units	Units of Stock
	of Stock That	That Have Not
	Have Not Vested	Vested	Vesting
NEO	(#)(1)	($)(2)	Date
William (“Billy”) Y. Carroll, Jr.	6,500	201,370	01/01/25
	1,934	59,915	03/14/25
	6,500	201,370	01/01/26
	11,873	367,826	01/24/27
	1,861	57,654	01/29/28

Wesley M. (“Miller”) Welborn	4,400	136,312	01/01/25
	4,400	136,312	01/01/26
	4,659	144,336	01/24/27
	717	22,213	01/29/28

Ronald J. Gorczynski	2,500	77,450	01/01/25
	2,500	77,450	01/01/26
	4,321	133,865	01/24/27
	677	20,973	01/29/28

Rhett D. Jordan	2,500	77,450	01/01/25
	2,500	77,450	01/01/26
	4,199	130,085	01/24/27
	658	20,385	01/29/28

Cynthia A. Cain	1,500	46,470	01/01/26
	1,696	52,542	01/24/27
	506	15,676	01/29/28
	2,000	61,960	01/29/29

(1)	Each Named Executive Officer’s shares vest pro rata on an accelerated basis upon his death or disability and may, at the discretion of the Company’s Board of Directors, fully vest upon a change in control.
(2)	Based on the closing price of SMBK common stock on December 31, 2024, the last trading day of our fiscal year ($30.98).

Stock Vested in 2024

The following table sets forth information concerning the vesting of restricted stock units for our Named Executive Officers during the year ended December 31, 2024.

	Stock Awards
	Shares
	received Upon	Value Realized
	Vesting	on Vesting
NEO	(#)	($)(1)
William (“Billy”) Y. Carroll, Jr.	6,500	159,185
Wesley M. (“Miller”) Welborn	4,400	107,756
Ronald J. Gorczynski	2,500	61,225
Rhett D. Jordan	2,500	61,225
Cynthia A. Cain	2,000	43,040

(1)	The dollar amounts shown are determined by multiplying the number of shares that vested by the closing price of the common stock on the vesting date.

Potential Termination Payments and Benefits

Change-in-Control and Employment Agreements

Mr. Carroll, Jr. On March 9, 2020, the Company entered into an employment agreement with Mr. Carroll, Jr. containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Carroll, Jr.’s employment agreement provides for (i) an initial base salary of $470,000, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Carroll, Jr. receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.

Term. Mr. Carroll, Jr.’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by the Mr. Carroll, Jr. for “good reason” (as such terms are defined in the employment agreement), Mr. Carroll, Jr. would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Carroll, Jr. must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Carroll, Jr.’s employment is terminated by the Company without “cause” or by Mr. Carroll, Jr. for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Carroll, Jr.’s employment agreement would entitle him to receive a severance payment equal to 2.99 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Mr. Welborn. During 2024, the Company was not party to an employment agreement with Mr. Welborn. Mr. Welborn’s base salary for 2024 was $343,643. Mr. Welborn was eligible to participate in both the CIP and LTIP. In addition, Mr. Welborn receives a Company-owned automobile and an annual allowance of $25,000 for a club membership.

On March 9, 2020, SmartFinancial entered into an Executive Change in Control Agreement with Mr. Welborn. Mr. Welborn’s Executive Change in Control Agreement provides that if a change in control of the Company occurs and immediately following the change in control, Mr. Welborn will not be employed by, serve on the board of directors of, or be compensated for services rendered in any capacity by the Company or any successor or affiliate of the Company, then the Company (or its successor) will pay to Mr. Welborn a lump sum amount within 60 days following the change in control equal to 2 times the sum of his base salary immediately prior to the change in control and the average of the two most recent annual cash bonuses paid to him prior to the change in control.

To receive severance benefits under the agreement, Mr. Welborn must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following his termination of employment.

Mr. Gorczynski. On March 9, 2020, the Company entered into an employment agreement with Mr. Gorczynski containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Gorczynski’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Gorczynski receives an automobile allowance of $750 per month.

Term. Mr. Gorczynski’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” (as such terms are defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Gorczynski must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Gorczynski’s employment is terminated by the Company without “cause” or by Mr. Gorczynski for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Gorczynski would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Mr. Jordan. On March 9, 2020, the Company entered into an employment agreement with Mr. Jordan containing provisions for an annual base salary, the opportunity to achieve incentive compensation and annual bonus, and certain other provisions, as described below.

Compensation. Mr. Jordan’s employment agreement provides for (i) an initial base salary of $257,500, subject to annual review by the Company’s Board of Directors, (ii) an annual cash bonus based on achievement of performance measures established by the Board of Directors, and (iii) retirement and health and welfare benefits available to associates of the Company generally. In addition, Mr. Jordan receives a company-owned automobile.

Term. Mr. Jordan’s employment agreement has an initial term of two years, and thereafter will automatically renew for additional one-year terms, unless either party gives the other party written notice of non-renewal at least 60 days prior to the end of the then-current term.

Severance Pay. In the event that Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” (as such terms are defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to one times his base salary, payable over 12 months following his termination, plus payment of COBRA health insurance premiums for 12 months following his termination.

Restrictive Covenants. To receive severance benefits under his employment agreement, Mr. Jordan must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following termination of employment.

Severance on Change of Control. In the event Mr. Jordan’s employment is terminated by the Company without “cause” or by Mr. Jordan for “good reason” within 18 months following a “change in control” of the Company (as defined in the employment agreement), Mr. Jordan would be entitled to receive a severance payment equal to 2 times the sum of his base salary and the average of the two most recent annual cash bonuses paid to him prior to his termination, payable in a lump sum, plus payment of COBRA health insurance premiums for 18 months following his termination.

Ms. Cain.  On March 1, 2021, the Company entered into an Executive Change in Control Agreement with Ms. Cain. Ms. Cain’s Executive Change in Control Agreement provides that if employment is terminated by the Company without “cause” or by Ms. Cain for “good reason” within 18 months following a “change in control” of the Company (as defined in the change in control agreement), Ms. Cain would be entitled to receive a severance payment equal to 1 times the sum of her base salary as of the termination date, payable in a lump sum.

To receive severance benefits under the agreement, Ms. Cain must enter into a separation agreement with the Company containing a full release of claims and covenant not to sue, and comply with certain restrictive covenants, including non-competition and non-solicitation of customers and associates for a period of one year following her termination of employment.

Summary of Potential Termination Payments and Benefits

The following table describes the potential payments and benefits that would have been payable to the NEOs under our existing plans and agreements, assuming (1) a termination of employment, and/or (2) a change in control occurred, in each case, on December 31, 2024. The closing market price of the Company’s common stock on that date was $30.98 per share. None of the NEOs would be eligible for any of these payments if they were terminated for cause.

				Termination
				without
			Termination	Cause/Good
			without	Reason in
			Cause or for	connection
		Disability	Good Reason	with a Change
NEO	Death ($)	($)	($)	in Control ($)
William (“Billy”) Y. Carroll, Jr.
Salary	—	—	606,375	1,813,061
Bonus	—	—	—	682,956
Medical Benefits	—	—	26,906	40,359
Equity Awards	888,135	888,135	593,425	888,135
BOLI Death Benefit	500,000	—	—	—
Total	1,388,135	888,135	1,226,706	3,424,511

Wesley M. (“Miller”) Welborn
Salary	—	—	—	687,464
Bonus	—	—	—	224,646
Medical Benefits	—	—	—	—
Equity Awards	439,172	439,172	310,525	439,172
BOLI Death Benefit	500,000	—	—	—
Total	939,172	439,172	310,525	1,351,282

Ronald J. Gorczynski
Salary	—	—	331,020	662,040
Bonus	—	—	—	209,364
Medical Benefits	—	—	14,647	21,971
Equity Awards	309,738	309,738	203,197	309,738
BOLI Death Benefit	400,000	—	—	—
Total	709,738	309,738	548,864	1,203,113

Rhett D. Jordan
Salary	—	—	321,651	643,302
Bonus	—	—	—	203,438
Medical Benefits	—	—	26,906	40,359
Equity Awards	305,370	305,370	201,251	305,370
BOLI Death Benefit	400,000	—	—	—
Total	705,370	305,370	549,808	1,192,469

Cynthia A. Cain
Salary	—	—	252,788	252,788
Bonus	—	—	—	—
Medical Benefits	—	—	—	—
Equity Awards	176,648	176,648	76,530	176,648
BOLI Death Benefit	400,000	—	—	—
Total	576,648	176,648	329,318	429,436

Pay Versus Performance

The following table summarizes the total compensation paid to our principal executive officer (i.e., our President and Chief Executive Officer) (“PEO”) and Non-PEO NEOs versus the performance of the Company for the fiscal years ended December 31, 2024, 2023, 2022, 2021 and 2020.

					Value of Initial Fixed $100
					Investment Based On
								Company
			Average					Selected
			Summary	Average				Measure–
	Summary		Compensation	Compensation	Total	Peer Group		Operating
	Compensation	Compensation	Table Total for	Actually Paid	Shareholder	Total		Net Income
	Table Total	Actually Paid to	Non-PEO NEOs	to Non-PEO	Return	Shareholder	Net Income ($)	($) (in
Year	PEO ($)(2)	PEO ($)(1)	($)(2)	NEOs ($)(1)(2)	($)	Return ($)(3)	(in thousands)	thousands)(4)
2024	1,039,830	1,190,116	495,998	534,680	139.02	132.44	36,141	34,885
2023	1,086,938	693,099	496,148	369,775	108.57	112.03	28,593	34,405
2022	1,011,283	958,814	491,425	455,800	120.22	111.47	43,022	43,332
2021	1,029,608	1,002,074	541,249	649,473	118.35	126.43	34,790	37,502
2020	809,352	632,857	478,478	338,936	77.69	90.82	24,332	27,355

(1)	Compensation Actually Paid (“CAP”) amounts include total compensation as reported in the Summary Compensation Table, less the grant date fair value of stock awards (RSA), plus the change in fair value of equity awards during the reported year. A reconciliation of CAP to total compensation as reported in the Summary Compensation Table is shown in the table below.
(2)	William (“Billy”) Carroll, Jr. was the PEO for each of 2024, 2023, 2022, 2021 and 2020. The non-PEO NEOs for 2024 and 2023 are Wesley M. Welborn, Ronald J. Gorczynski, Rhett D. Jordan and Cynthia A. Cain, for 2022 are Wesley M. Welborn, Ronald J. Gorczynski, Gregory L. Davis and Rhett D. Jordan and for 2021 and 2020, Wesley M. Welborn and Ronald J. Gorczynski.
(3)	Peer group total shareholder return reflects the S&P SmallCap Bank Index, which is a market-capitalization-weighted index that tracks the performance of NYSE and NASDAQ-listed banks, insurance underwriters and specialty lenders in S&P's coverage universe with $250 million to $1 billion market capitalization as of most recent pricing data. The S&P SmallCap Bank Index is the same index used for our performance graph disclosed in our Annual Report on Form 10-K for the year ended December 31, 2024.
(4)	We selected operating net income, which is a non-GAAP measure, as the most important performance measurement for 2024. Operating net income is calculated by excluding the following from net income: securities gains and losses, merger related and restructuring expenses and other noncore operating items.

			Add:
			Change in		Add:
			Value of	Add: Change in	Dividends on
	Summary		Stock Awards	Value of Options	Restricted	Compensation
	Compensation	Deduct:	during FY	during FY	Stock	Actually Paid
Year	Table Total ($)	Stock Awards ($)	($)	($)	($)	($)
William (“Billy”) Y. Carroll, PEO
2024	1,039,830	(45,260)	186,372	—	9,174	1,190,116
2023	1,086,938	(315,000)	(89,497)	—	10,658	693,099
2022	1,011,283	(50,013)	(10,418)	—	7,962	958,814
2021	1,029,608	(175,617)	140,523	—	7,560	1,002,074
2020	809,352	(98,735)	(82,760)	—	5,000	632,857
Average Non-PEO NEO's
2024	495,998	(27,713)	63,176	—	3,219	534,680
2023	496,148	(98,658)	(31,441)	—	3,726	369,775
2022	491,425	—	(13,013)	(25,461)	2,849	455,800
2021	541,249	(93,219)	131,175	67,076	3,192	649,473
2020	478,478	(52,406)	(48,505)	(40,085)	1,454	338,936

Description of Relationships Among Pay Versus Performance Measures

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our PEO and Non-PEO NEOs and

Company performance for the fiscal years listed below. The Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our other NEOs. In addition, the graph compares our cumulative TSR and our S&P SmallCap Bank Index cumulative TSR for the indicated years. The cumulative TSR assumes an initial investment of $100 at the market close on December 31, 2019, in SMBK common stock and in the common stock of companies within our SmallCap Bank Index group. A $100 investment in SMBK stock on December 31, 2019, would be valued at $139.02 at December 31, 2024, which outperformed the TSR of a $100 investment in our SmallCap Bank Index, which would be valued at $132.44, invested over the same time period.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our Net Income each of the four most recently completed fiscal years.

Relationship Between PEO and Average Non-PEO NEOs Compensation Actually Paid and Operating Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our other NEOs, and our operating net income during the four most recently completed fiscal years.

Tabular List of Important Financial Measures

The most important financial performance measures used by the Company in 2024 to set the compensation for its principal executive officer, or PEO and all of its non-PEO Named Executive Officers are listed below:

●	Operating Net Income
●	Operating PPNR Return on Average Assets
●	Non-Performing Assets / Total Asset
●	Net Charge-Offs / Average Loans
●	2024 Operating ROATCE Percentile Rank vs. 2024 Peer Median
●	2024 Growth in TBV Per Share
●	Operating Earnings per Diluted Common Share Growth

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the following information about the relationship of the annual total compensation of our associates and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To determine the median associate for 2024, we used Box 5 wages reported on the 2024 Form W-2 as our consistently applied compensation measure for all individuals, excluding the CEO, who received compensation during 2024 through December 31, 2024. Our median employee identification date was December 31, 2024. Once we identified our median associate, we determined the annual total compensation of our median associate for 2024. We then calculated the CEO’s and median associate’s 2024 total compensation in a comparable manner to the CEO compensation provided in the Summary Compensation Table.

For 2024, the total compensation paid to the CEO as $1,039,830. The total of all compensation paid to the median associate was $64,303. The CEO pay to median associate pay was approximately 16 to 1.

The pay ratio identified above is a reasonable estimate calculated in a manner consistent with SEC rules. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in the calculating the pay ratio, as permitted by SEC rules.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Audit Committee’s function is more fully described in its Board approved charter, available on our website: www.smartfinancialinc.com in the Corporate Information area. The Audit Committee reviews that charter on an annual basis. The Board annually reviews the New York Stock Exchange (“NYSE”) listing standards’ definition of “independence” for Audit Committee members and applicable SEC rules related to Audit Committee member independence and has determined that each member of the Audit Committee meets those standards.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management must adopt accounting and financial reporting principles, internal controls and procedures that are designed to ensure compliance with accounting standards, applicable laws and applicable regulations. The Audit Committee met with management regularly during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s senior management and independent auditors the process used for certifications by the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, which are required for certain of the Company’s filings with the SEC.

The Audit Committee is responsible for hiring and overseeing the performance of the Company’s independent registered public accounting firm. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Forvis Mazars, LLP (“Forvis”) has served as the independent registered public accounting firm for the Company since 2021. In accordance with NYSE listing standards, Forvis is registered as a public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ending December 31, 2024, with management. The Audit Committee also met separately with both management and Forvis to discuss and review those financial statements and reports prior to issuance. Management has represented, and Forvis has confirmed to the Audit Committee, that the financial statements were prepared in accordance with generally accepted accounting principles. Additionally, the Audit Committee has discussed with Forvis the applicable matters required to be discussed by the Securities and Exchange Commission and the PCAOB.

The Audit Committee received from and discussed with Forvis the matters required to be discussed by PCAOB Auditing Standard No. 1301 (“AS 1301”). The Audit Committee has received the written disclosure and letter from Forvis required by applicable requirements of the PCAOB regarding independence and has discussed with Forvis the auditor’s independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of directors that the Company’s audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2024.

Submitted by the Audit Committee:

Mr. Victor L. Barrett, Chair
Mr. Ted C. Miller
Mr. Steven B. Tucker
Mr. Keith E. Whaley O.D.
Mr. Geoffrey A. Wolpert

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these Acts.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Forvis Mazars, LLP (“Forvis”) to serve as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025. Forvis served as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. There are no affiliations between SmartFinancial and Forvis or its partners, associates, or employees, other than those which pertain to the engagement of Forvis as independent auditors for the Company and for certain permitted consulting services. Representatives of Forvis are expected to be in virtual attendance at the Annual Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions. The Audit Committee recommends that shareholders vote in favor of ratification of such appointment.

Shareholder approval of the selection of Forvis as our independent auditors is not required by law, by our bylaws, or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment and compensation of the independent auditor and for oversight of the audit work. The Audit Committee will consider the results of the shareholder vote on this proposal and, in the event of a negative vote, will reconsider its selection of Forvis, but is not bound by the shareholder vote.

Even if the Forvis appointment is ratified by the Company’s shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.

This Proposal Number Two gives you as a shareholder the opportunity to ratify the selection of Forvis as the independent registered public accounting firm of the Company through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. approve and ratify the selection of Forvis Mazars, LLP, as the independent registered public accounting firm of SmartFinancial, Inc. for its fiscal year ending December 31, 2025.

The following table presents the aggregate fees billed to SmartFinancial for professional services rendered by Forvis for the fiscal years ended December 31, 2024, and 2023:

Services	2024	2023
Audit Fees(1)	$394,308	$327,082
Audit Related Fees(2)	14,700	28,145
Tax Fees	—	—
All Other Fees	—	—
Total	$409,008	$355,227

(1)	Includes fees related to the Company’s annual independent integrated audit of the consolidated financial statements, quarterly reviews and reports on internal control over financial reporting.
(2)	Fees for the audit of U.S. Housing and Urban Development assisted programs.

The charter of the Audit Committee provides that the duties and responsibilities of the Audit Committee include the pre-approval of all services that may be provided to SmartFinancial by independent registered public accounting firms whether or not related to the audit. In the fiscal years 2024 and 2023, the fees described above were approved by the Audit Committee.

This Proposal Number Two will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF FORVIS MAZARS, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2025.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF SMARTFINANCIAL’S NAMED EXECUTIVE OFFICERS

SmartFinancial believes that the compensation for the Named Executive Officers, as described in “Compensation of Named Executive Officers and Directors” on page 28 of this proxy statement, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of SmartFinancial’s shareholders. SmartFinancial believes that this culture helps executives focus on prudent risk management and appropriately rewards them for performance. Each year, as required by Section 14A of the Exchange Act, SmartFinancial gives you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in this proxy statement.

SmartFinancial also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides you, SmartFinancial shareholders, the information you need to make an informed decision as you weigh the pay of the Named Executive Officers in relation to the Company’s performance.

This Proposal Number Three gives you as a shareholder the opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

RESOLVED, that the shareholders of SmartFinancial, Inc. approve the compensation of the Named Executive Officers of SmartFinancial, Inc. set forth in the Summary Compensation Table and Narrative for Fiscal Year 2024 section of this proxy statement and described by the same.

This proposal will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

Because your vote is advisory, it will not be binding upon the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements for SmartFinancial’s Named Executive Officers.

Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2026 annual meeting of shareholders.

This Proposal Number Three is provided as required pursuant to the Exchange Act.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4—APPOVAL OF OMNIBUS INCENTIVE PLAN

We are asking our shareholders to approve the SmartFinancial, Inc. Omnibus Incentive Plan (referred to as the “Plan”). Upon the recommendation of the Human Resources and Compensation Committee (referred to herein as the “Compensation Committee”), our Board of Directors adopted the Plan on March 27, 2025, subject to approval by our shareholders.

The Plan is intended to serve as the successor to the SmartFinancial, Inc. 2015 Stock Incentive Plan (the "Prior Plan"). If our shareholders approve the Plan, all future equity awards will be made from the Plan, and we will not grant any additional awards under the Prior Plan.

If the Plan is not approved by our shareholders, our Compensation Committee will no longer be able to grant equity awards because the Prior Plan expired on March 23, 2025.  We would accordingly be at a disadvantage against our competitors for recruiting, retaining and motivating individuals critical to our success and could be forced to increase cash compensation.

Proposed Share Reserve

The aggregate number of shares of common stock that may be issued under all equity awards granted pursuant to the Plan, subject to adjustments described below, will be equal to 1,690,000 shares. From and after the effective date of the Plan, no further awards shall be granted under the Prior Plan, and the Prior Plan will remain in effect only so long as awards granted thereunder remain outstanding.

Key Data Relating to Outstanding Equity Awards and Shares Available

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of December 31, 2024 (and without giving effect to approval of the Plan under this proposal):

Prior Plan(1)
Total shares underlying outstanding stock options	10,148
Total shares underlying outstanding unvested time-based full value awards	195,859
Total shares underlying outstanding unvested performance-based full value awards	-
Total shares underlying all outstanding awards	206,007
Weighted average exercise price of outstanding stock options	$ 15.05
Weighted average remaining contractual life of outstanding stock options	0.75 years
Total shares currently available for grant of new awards as of December 31, 2024	1,595,020
Common Stock outstanding as of December 31, 2024	16,925,672
Market price of Common Stock as of December 31, 2024	$ 30.98

(1)	If our shareholders approve the Plan, no further equity awards will be granted under the Prior Plan from and after the effective date of the Plan.

Burn Rate, Overhang and Dilution

A common measure of a stock plan’s cost is the “burn rate,” which refers to how fast a company uses the supply of shares authorized for issuance under its stock plan. Our burn rate for the last three years is set forth below, and our average burn rate over such three-year period was 0.38% of shares of our common stock outstanding per year.

Key Equity Metric	2024	2023	2022
Burn Rate (1)	0.45%	0.54%	0.14%
Overhang (2)	9.48	9.95	10.64
Dilution (3)	0.06	0.10	0.19

(1)	Burn rate is calculated by dividing the number of awards granted by the weighted average share outstanding for the applicable year.
(2)	Overhang is calculated by dividing (a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the year and (y) the number of shares available for future grants, by (b) the number of shares outstanding at the end of the year.
(3)	Dilution is calculated by dividing the number of shares subject to equity awards outstanding at the end of the fiscal year by the number of shares outstanding at the end of the fiscal year.

Sound Governance Provisions included in the Plan

The Plan incorporates numerous governance best practices, including:

Feature	Description
Independent administration	Administered by our independent Compensation Committee.
No evergreen	No automatic annual increases in the share reserve.
Fixed year term	Unless earlier terminated, the Plan has a fixed 10-year term ending on May 22, 2035.
No liberal share recycling

Prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements. Also prohibits “net share counting” upon the exercise of stock options or SARs.

Limitation on annual director awards

A limit of $500,000, or $700,000 in the case of a Chair of our Board of Directors or Lead Director, per fiscal year applies to the total value of the aggregate grant date fair value of all equity-based grants and cash fees paid to a single non-employee director.

No discounted options or SARs	Minimum 100% fair market value (as of the date of grant) exercise or base price for options and SARs.
Prohibition on repricing	The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including by a cash repurchase of “underwater” awards.
Clawback	Awards are subject to clawback policies adopted by the Company.

Summary of Material Terms of the Plan

The principal features of the Plan are summarized below. However, this summary is qualified in its entirety by reference to the full text of the Plan, as attached to this proxy statement as Appendix A.  Because this is a summary, it may not contain all the information that you may consider to be important. Therefore, we recommend that you read Appendix A carefully before you decide how to vote on this proposal.

Purpose. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of employees, officers, directors and consultants of the Company or its affiliates with its shareholders, as well as by providing such persons with an incentive for outstanding performance. Also, the Plan provides flexibility for the Company to attract, motivate, and retain these individuals upon whose judgment, interest, and efforts the successful conduct of which the Company’s business is largely dependent.

Administration. Generally, the Plan will be administered by the Compensation Committee. The Compensation Committee will have the authority to (i) designate participants; (ii) determine the types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the Plan; (iii) interpret the terms and intent of the Plan and any award certificate; and (iv) make all other decisions and determinations that may be required under the Plan.

Eligibility. The Plan permits the grant of awards to employees, officers, directors, and consultants of the Company and its affiliates as selected by the Compensation Committee. As of March 1, 2025, approximately 545 employees and officers and 7 non-employee director nominees would be eligible to participate in the Plan.

Permissible Awards. The Plan authorizes the granting of awards in any of the following forms:

●	market-priced stock options to purchase shares of our common stock (for a term not to exceed 10 years), which may be designated under the Internal Revenue Code (the “Code”) as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

●	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

●	restricted stock awards (including performance shares), which are subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee, including time-based and/or performance-based vesting conditions;

●	stock units (including performance units), which represent the right to receive shares of common stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to time-based and/or performance-based vesting conditions set by the Compensation Committee;

●	other stock-based awards that are denominated in, or valued by reference to, shares of our common stock; and

●	cash-based awards, including performance-based annual bonus awards.

Share Reserve. The aggregate number of shares of common stock that may be issued under all equity awards granted pursuant to the Plan, subject to adjustments described below, will be equal to 1,690,000.

Share Counting. Shares of common stock reserved and available for issuance pursuant to awards granted under the Plan shall be counted against the Plan reserve as follows:

●	Shares subject to awards that are canceled, terminated, expired, forfeited, or settled in cash will again be available for awards under the Plan.

●	Shares withheld to satisfy tax withholding obligations will not be added back to the pool of shares available for awards under the Plan.

●	The Compensation Committee may grant awards under the Plan in substitution for awards held by employees of another entity who become employees of the Company as a result of certain corporate transactions, and such substitute awards will not count against the Plan share reserve.

Adjustments. In the event of a transaction between the Company and its shareholders that causes the per-share value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the Plan will be adjusted proportionately, and the Compensation Committee must make such adjustments to the Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Compensation Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.

Limitations on Non-Employee Director Awards. The aggregate compensation that may be granted or awarded during a single fiscal year to any non-employee director in respect of his or her services as a non-employee director, including all fees, cash retainers and equity awards, shall not exceed $500,000, or $700,000 in the case of a non-employee director who serves as Chair of our Board of Directors or Lead Director. For purposes of such limit, the value of awards will be determined based on the aggregate grant date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

Treatment of Awards upon Death or Disability. Unless otherwise provided in an award agreement or any special plan document or agreement governing an award, in the event of a participant’s death, his or her options and SARs will become fully exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse. Any outstanding performance-based awards will be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the target level.

Treatment of Awards upon a Change in Control. Unless otherwise provided in an award agreement or any special plan document or agreement governing an award, in the event of a change in control, all outstanding options and SARs will become fully exercisable, and all time-based vesting restrictions on outstanding awards will lapse. Any outstanding performance-based awards will be deemed to have been fully earned as of the date of the change in control based upon an assumed achievement of all relevant performance goals at the target level.

Discretionary Acceleration. The Compensation Committee may in its sole discretion at any time determine that all or a portion of a participant’s awards will become fully-vested and, if applicable, exercisable.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Compensation Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Compensation Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Termination and Amendment of the Plan. our Board of Directors or the Compensation Committee may terminate or amend the Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. In addition, except for any mandatory adjustments to the Plan and outstanding awards, without the prior approval of our shareholders, the Plan may not be amended to permit: (i) the exercise price or base price of an option or SAR to be reduced, directly or indirectly, (ii) an option or SAR to be cancelled in exchange for cash, other awards, or options or SARs with an exercise or base price that is less than the exercise price or base price of the original option or SAR, or otherwise, or (iii) the Company to repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares underlying the option or SAR is lower than the exercise price or base price per share of the option or SAR. Unless sooner terminated, the Plan will terminate on May 22, 2035.

The Compensation Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. Outstanding stock options and SARs cannot be repriced, directly or indirectly, without shareholder approval. The exchange of an “underwater” stock option or SAR (i.e., an award having an exercise price in excess of the current market value of the underlying stock) for another award or for a cash payment would be considered an indirect repricing and would, therefore, require shareholder approval.

Clawback Policy. Awards under the Plan will be subject to the Company’s clawback or similar policy, as amended from time to time.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended to provide general information only and does not purport to be a complete analysis of all of the potential tax effects of the Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the Plan. When the optionee exercises a nonstatutory stock option; however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

SARs. A participant receiving a SAR under the Plan will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time the SAR award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be treated as ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Cash-Based Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan.

Benefits to Named Executive Officers and Others

As of March 31, 2025, no awards had been granted under the Plan. All awards under the Plan will be made at the discretion of the Compensation Committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received by any individuals or groups pursuant to the Plan in the future.

Equity Compensation Plan Information

The following table summarizes information concerning the Company’s equity compensation plans at December 31, 2024:

Number of
securities
	(a)		remaining
	Number of	Weighted	available for
	securities to be	average	future issuance
	issued upon	exercise price	(excluding securities
	exercise of	of outstanding	represented in
Plan category	outstanding options	options	column (a))
Equity compensation plans approved by security holders:
2015 Stock Incentive Plan	10,148	15.05	1,595,020
Total	10,148	$15.05	1,595,020

This proposal will be approved if the number of shares of common stock present at the annual meeting, in person, or represented by proxy and entitled to vote on this proposal vote “for” the matter exceed the number of shares of common stock that vote “against” the matter. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” APPROVAL OF THIS PROPOSAL TO APPROVE THE OMNIBUS INCENTIVE PLAN.

OTHER MATTERS

We know of no other matters to be submitted to our shareholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent in accordance with their judgment. Discretionary authority with respect to such matters is granted by execution of the enclosed proxy.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2026 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2026 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 9, 2025. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2026 annual meeting of shareholders (including a notice recommending a director candidate), may be brought before the annual meeting generally so long as we receive notice of the proposal, addressed to our Corporate Secretary, at our principal executive offices, not more than 120 days or less than 90 days prior to the one year anniversary of our 2025 Annual Meeting of shareholders (i.e., between January 22, 2026, and February 21, 2026) and the proposal otherwise complies with the Company’s bylaws. Proposals must comply with the Company’s bylaws relating to shareholder proposals and certain SEC Regulations in order to be included in the Company’s proxy materials. The notice of a proposed director nomination must include the information required in the Company’s bylaws regarding director nominations by shareholders, as well as information that would be required to be disclosed in the solicitation of proxies for the election of directors under federal securities laws, including Rule 14a-19 of the Exchange Act.  No director nominations were received from shareholders in connection with this Annual Meeting.

ANNUAL REPORT

A copy of our annual report for our fiscal year ended December 31, 2024, is being made available concurrently with this proxy statement to all shareholders entitled to notice of and to vote at the Annual Meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on March 17, 2025. Shareholders may obtain a copy of our annual report, including any amendments thereto, without charge, by writing to our Investor Relations at our principal executive offices, located at 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919.

Appendix A

SMARTFINANCIAL, INC.

Omnibus INCENTIVE PLAN

Article 1

PURPOSE

1.1

GENERAL.  The purpose of the SmartFinancial, Inc. Omnibus Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of SmartFinancial, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

Article 2

DEFINITIONS

2.1

DEFINITIONS.  When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a)“Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b)“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c)“Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

(d)“Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.

(e)“Board” means the Board of Directors of the Company.

(f)“Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee or the Board: (i) Participant’s commission of an act of fraud, embezzlement or other act of dishonesty that would reflect adversely on the integrity, character, or reputation of the Company or an Affiliate, or that would cause harm to customer relations, operations, or business; (ii) Participant’s breach of a fiduciary duty owed to the Company or an Affiliate; (iii)

Participant’s unauthorized disclosure or use of confidential information or trade secrets; (iv) Participant’s conviction of a felony or conviction of a misdemeanor which materially impairs Participant’s ability substantially to perform his or her duties; or (v) Participant’s neglect or misconduct in the performance of duties and responsibilities, which is not cured within ten (10) days after the Company or an Affiliate gives Participant written notice of such neglect or misconduct.

(g)“Change in Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

i.

individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

ii.

any person becomes a Beneficial Owner, directly or indirectly, of either (A) 50% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary of the Company, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

iii.

the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 50%

or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

iv.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(h)“Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

(i)“Committee” means the Human Resources and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan.

(j)“Company” means SmartFinancial, Inc., a Tennessee corporation, or any successor corporation.

(k)“Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, (v) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or an Affiliate, or vice versa, or (vi) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

(l)“Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

(m)“Disability” means the inability of the Participant, as reasonably determined by the Company, to perform the essential functions of his or her regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

(n)“Dividend Equivalent” means a right granted to a Participant under Article 11.

(o)“Effective Date” has the meaning assigned such term in Section 3.1.

(p)“Eligible Participant” means an employee, officer, director or consultant of the Company or any Affiliate.

(q)“Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

(r)“Fair Market Value,” on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

(s)“Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).

(t)“Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

(u)“Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(v)“Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and (b) a “non-employee” director under Rule 16b-3 of the 1934 Act.

(w)“Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

(x)“Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(y)“Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(z)“Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(aa)“Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(bb)“Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(cc)“Performance Award” means any award granted under the Plan pursuant to Article 10.

(dd)“Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(ee)“Plan” means the SmartFinancial, Inc. Omnibus Incentive Plan, as amended from time to time.

(ff)“Prior Plan” means the Company’s 2015 Stock Incentive Plan.

(gg)“Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.

(hh)“Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

(ii)“Shares” means shares of the Company’s Common Stock. If there has been an adjustment or substitution pursuant to Section 14.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 14.1.

(jj)“Stock” means the Company’s Common Stock, $1.00 par value and such other securities of the Company as may be substituted for Stock pursuant to Article 14.

(kk)“Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

(ll)“Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(mm)“1933 Act” means the Securities Act of 1933, as amended from time to time.

(nn)“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

Article 3

EFFECTIVE TERM OF PLAN

3.1	EFFECTIVE DATE. The Plan shall be effective as of the date it is approved by the stockholders of the Company (the “Effective Date”).
3.2

TERMINATION OF PLAN.  Unless earlier terminated as provided herein, the Plan shall continue in effect until the date of the 2035 annual stockholders’ meeting. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

Article 4

ADMINISTRATION

4.1

COMMITTEE.  The Plan shall be administered by the Committee or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2

ACTION AND INTERPRETATIONS BY THE COMMITTEE.  For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3

AUTHORITY OF COMMITTEE.  Except as provided in Section 4.1 hereof, the Committee has the exclusive power, authority and discretion to: (a) grant Awards; (b) designate Participants; (c) determine the type or types of Awards to be granted to each Participant; (d) determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate; (e) determine the terms and conditions of any Award granted under the Plan; (f) prescribe the form of each Award Certificate, which need not be identical for each Participant; (g) decide all other matters that must be determined in connection with an Award; (h) establish, adopt or revise any plan, program or policy for the grant of Awards as it may deem necessary or advisable, including but not limited to short-term incentive programs, and any special plan documents; (i) establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan; (j) make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan; (k) amend the Plan or any Award Certificate as provided herein; and (l) adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.

4.4DELEGATION.

(a)The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

(b)The Board may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Board and the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

Article 5

SHARES SUBJECT TO THE PLAN

5.1NUMBER OF SHARES.  Subject to adjustment as provided in Section 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,690,000, all of which may be granted as Incentive Stock Options. From and after the Effective Date, no further awards shall be granted under the Prior Plan, and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

5.2SHARE COUNTING.  Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date but shall be added back to the Plan share reserve or otherwise treated in accordance with subsections (a) through (i) of this Section 5.2.

(a)To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(b)Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

(c)Shares withheld from an Award to satisfy tax withholding requirements will count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements will not be added to the Plan share reserve.

(d)The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

(e)The full number of Shares subject to a SAR shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan (rather than the net number of Shares actually delivered upon exercise).

(f)Substitute Awards granted pursuant to Section 13.10 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

(g)Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3	STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4

LIMITATION ON COMPENSATION FOR NON-EMPLOYEE DIRECTORS. With respect to any one calendar year, the aggregate compensation that may be granted to any Non-Employee Director, including all meeting fees, cash retainers and retainers granted in the form of Awards, shall not exceed $500,000, or $700,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate Grant Date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

Article 6

ELIGIBILITY

6.1

GENERAL.  Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e)

and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

Article 7

STOCK OPTIONS

7.1	GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a)Exercise Price.  The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.10) shall not be less than the Fair Market Value as of the Grant Date.

(b)Prohibition on Repricing.  Except as otherwise provided in Section 14.1, without the prior approval of stockholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price of the original Option, and (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(c)Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(e), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.

(d)Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

(e)Exercise Term.  Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.

(f)No Deferral Feature.  No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(g)No Dividend Equivalents.  No Option shall provide for Dividend Equivalents.

7.2

INCENTIVE STOCK OPTIONS.  The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

Article 8

STOCK APPRECIATION RIGHTS

8.1	GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(a)Right to Payment.  Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of: (i) the Fair Market Value of one Share on the date of exercise; over (ii) The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

(b)Prohibition on Repricing.  Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the base price of the original SAR, and (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

(c)Time and Conditions of Exercise.  The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding. Except for SARs granted to Participants outside the United States, no SAR shall be exercisable for more than ten years from the Grant Date.

(d)No Deferral Feature.  No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

(e)No Dividend Equivalents.  No SAR shall provide for Dividend Equivalents.

(f)Other Terms.  All SARs shall be evidenced by an Award Certificate. Subject to the limitations of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of the SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate.

Article 9

RESTRICTED STOCK AND STOCK UNITS

9.1

GRANT OF RESTRICTED STOCK AND STOCK UNITS.  The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

9.2

ISSUANCE AND RESTRICTIONS.  Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate or any special Plan document governing an Award, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.

9.3

DIVIDENDS ON RESTRICTED STOCK.   The Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof and subject to the same vesting provisions as provided for the host Award), (iii) will be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iv) will be paid or distributed to the Participant as soon as practical following the date that the dividends were paid to shareholders.

9.4

FORFEITURE.  Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

9.5

DELIVERY OF RESTRICTED STOCK.  Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

Article 10

PERFORMANCE AWARDS

10.1

GRANT OF PERFORMANCE AWARDS.  The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

10.2

PERFORMANCE GOALS.  The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.

Article 11

DIVIDEND EQUIVALENTS

11.1

GRANT OF DIVIDEND EQUIVALENTS.  The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional

Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant, or (iii) be paid to the Participant as soon as practical following the date that the dividends were paid to shareholders.

Article 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1

GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, including limited partnership interests in a limited partnership entity of which the Company is general partner that may be exchanged or redeemed for Shares on a one-for-one basis, or any profits interest in such limited partnership entity that may be exchanged or converted into such limited partnership interests, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

Article 13

PROVISIONS APPLICABLE TO AWARDS

13.1	AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
13.2

FORM OF PAYMENT FOR AWARDS.  At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.

13.3

LIMITS ON TRANSFER.  No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if such Section applied to an Award under the Plan; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

13.4

BENEFICIARIES.  Notwithstanding Section 13.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate.

Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

13.5

STOCK TRADING RESTRICTIONS.  All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

13.6

ACCELERATION UPON DEATH OR DISABILITY.  Except as otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability: (a) all of that Participant’s outstanding Options and SARs shall become fully exercisable; (b) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and (c) the target payout opportunities attainable under all of such Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination based upon an assumed achievement of all relevant performance goals at the “target” level, and there shall be a pro rata payout to the Participant or his or her estate within thirty (30) days following the date of termination (unless a later date is required by Section 16.3 hereof) based upon the length of time within the performance period that has elapsed prior to the date of termination. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.7

EFFECT OF A CHANGE IN CONTROL. Unless otherwise provided in an Award Certificate, upon the occurrence of a Change in Control: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon an assumed achievement of all relevant performance goals at the “target” level . Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

13.8

DISCRETION TO ACCELERATE AWARDS.  Regardless of whether an event has occurred as described in Section 13.6 or 13.7 above, the Committee may in its sole discretion determine that, at any time or for any reason, all or a portion of such Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.8.

13.9

FORFEITURE EVENTS.  Awards under the Plan shall be subject to any compensation recoupment policy that the Committee may adopt from time to time that is applicable by its terms to the Participant. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy.

13.10

SUBSTITUTE AWARDS.  The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

Article 14

CHANGES IN CAPITAL STRUCTURE

14.1

MANDATORY ADJUSTMENTS.  In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2

DISCRETIONARY ADJUSTMENTS.  Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3

GENERAL.  Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

Article 15

AMENDMENT, MODIFICATION AND TERMINATION

15.1

AMENDMENT, MODIFICATION AND TERMINATION.  The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Without the prior approval of the stockholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR.

15.2	AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a)Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b)The original term of an Option or SAR may not be extended without the prior approval of the stockholders of the Company;

(c)Except as otherwise provided in Section 14.1, without the prior approval of the stockholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange for cash, other Awards or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, or otherwise, and (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR; and

(d)No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

15.3

COMPLIANCE AMENDMENTS.  Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.

Article 16

GENERAL PROVISIONS

16.1RIGHTS OF PARTICIPANTS.

(a)No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

(b)Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

(c)Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or any of its Affiliates.

(d)No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

16.2

WITHHOLDING.  The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

16.3SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of

Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(d)If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(e)Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

16.4

UNFUNDED STATUS OF AWARDS.  The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.

16.5

RELATIONSHIP TO OTHER BENEFITS.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

16.6	EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.
16.7

TITLES AND HEADINGS.  The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.8

GENDER AND NUMBER.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

16.9

FRACTIONAL SHARES.  No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

16.10	GOVERNMENT AND OTHER REGULATIONS.

(a)Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b)Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to   issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

16.11	GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Tennessee.
16.12

SEVERABILITY.  In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.

16.13

NO LIMITATIONS ON RIGHTS OF COMPANY.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

The foregoing is hereby acknowledged as being the SmartFinancial, Inc. Omnibus Incentive Plan as adopted by the Board on March 27, 2025, and pending approval by the Company’s stockholders on May 22, 2025.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000670177_1 R1.0.0.2 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Cathy G. Ackermann 02 Victor L. Barrett 03 William Y. Carroll, Jr. 04 William Y. Carroll, Sr. 05 David A. Ogle 06 Kelli D. Shomaker 07 Steven B. Tucker 08 Wesley M. Welborn 09 Keith E. Whaley, O.D 10 Geoffrey A. Wolpert SMARTFINANCIAL, INC. 5401 KINGSTON PIKE, SUITE 600 KNOXVLLE, TN 37919 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To ratify the appointment of Forvis Mazars, LLP as the company's independent registered public accountants for the fiscal year ending December 31, 2025. 3. To approve, on a non-binding advisory basis, the compensation of SmartFinancial's named executive officers as listed in these proxy materials. 4. To approve the SmartFinancial, Inc. Omnibus Incentive Plan. NOTE: To consider any other business as may properly come before the meeting or any adjournment of the annual meeting. Please sign your name exactly as it appears on your stock certificate. If your shares are held by joint tenants, both joint tenants should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such.

0000670177_2 R1.0.0.2 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Combined Document is available at www.proxyvote.com SMARTFINANCIAL, INC. Annual Meeting of Shareholders May 22, 2025 2:30 PM EDT This proxy is solicited by the Board of Directors By signing below, you appoint Wesley M. (“Miller”) Welborn and William (“Billy”) Y. Carroll, Jr. to be your proxies. This appointment applies to each of them separately and allows them to appoint substitutes as needed. You are empowering them to vote all of your shares of common stock of SmartFinancial, Inc. at the 2025 annual meeting of the company’s shareholders, which will be held on May 22, 2025, beginning at 2:30 p.m. EDT, at the main office of SmartBank, 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, and at any adjournment of the annual meeting. If you wish to revoke your proxy and vote in person at the annual meeting, please arrive at the meeting location no later than 1:30 p.m. so that the company can confirm the number of shares eligible to vote. Your proxies will vote on the proposals described in the accompanying proxy statement as you specify on this card. If you do not specify how you want your proxies to vote, your proxies will vote “FOR” the election of the 10 director nominees listed in the proxy statement, “FOR” ratification of the appointment of the company’s independent registered public accounting firm, “FOR” approving the compensation of the named executive officers, and “FOR” approving the SmartFinancial, Inc. Omnibus Incentive Plan. If any other matters properly come before the annual meeting, your proxies will vote on these matters in accordance with their judgment. Continued and to be signed on reverse side